UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant        [ x ]
Filed by a Party other than the Registrant    [    ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[   ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ X] Definitive Proxy Statement
[   ] Definitive Additional Materials
[   ] Soliciting Material Pursuant to Rule Section 240.14a-12

Arrow Financial Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[ X ] No fee required

[    ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of the transaction:

5) Total fee paid:

[    ] Fee paid previously with preliminary materials.

[    ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

250 Glen Street
Glens Falls, New York 12801

April 25, 2024

Dear Shareholder:

You are cordially invited to attend the Arrow Financial Corporation Annual Meeting of Shareholders at 10:00 a.m. on June 5, 2024. The Company will host the Annual Meeting virtually. Visit our website at arrowfinancial.com for more information.

As in the past, our meeting will begin with a review of all voting matters and then feature a short presentation on the Company. Additional details about the Annual Meeting and related voting instructions can be found in the following Notice of 2024 Annual Meeting of Shareholders and related Proxy Statement.

While the last year posed its challenges with a changing interest rate environment and wider economic uncertainty, it did not distract us from growing the business. Our team continued to advance our strategic goals and we remained steadfast in our commitment to serve our shareholders, customers and communities and empower our employees. Following our delay in filing the 2022 Form 10-K and the 2023 First Quarter Form 10-Q, Arrow invested heavily in our remediation plan to address previously reported weaknesses in our internal control environment. We take these investments very seriously.

Arrow finished 2023 with robust loan growth and total deposit balances of $3.7 billion, maintaining strong credit, capital and liquidity positions. We maintained asset quality with total assets reaching $4.17 billion at year-end. We issued a cash dividend for the 43rd consecutive quarter, expanded our existing stock repurchase program by $5 million, reinstated our dividend reinvestment program and issued an annual stock dividend for the 15th consecutive year. Both of Arrow’s banking subsidiaries, Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company, maintained their Bauer Financial 5-Star "Exceptional Performance" ratings for the 16th and 14th consecutive years, respectively.

In addition to driving shareholder value, we completed a multi-year renovation project on our downtown Glens Falls, New York headquarters, advanced our technology to deliver a superior customer experience and continued to strengthen financial lives in the communities we serve. Thank you to our Arrow team who serve the needs of our customers, communities and shareholders with such professionalism and care.

For a better understanding of our Company, including its compensation practices and corporate governance structure, please review our attached proxy materials and Annual Report on Form 10-K. Whether or not you plan to attend the Annual Meeting this year, it is important to us that your shares are represented. We encourage you to vote your shares promptly, and in advance of the Annual Meeting. Thank you.

Sincerely,

/s/ William L. Owens            /s/ David S. DeMarco

William L. Owens            David S. DeMarco
Chair of the Board            President and Chief Executive Officer

250 Glen Street
Glens Falls, New York 12801

NOTICE OF
2024 ANNUAL MEETING OF SHAREHOLDERS

April 25, 2024

To the Shareholders of Arrow Financial Corporation:

The Annual Meeting of Shareholders of Arrow Financial Corporation, a New York corporation, will be held on Wednesday, June 5, 2024, beginning at 10:00 a.m. Eastern Daylight Time. The Company will host the Annual Meeting virtually. Instructions on how to participate via the Internet, including how to demonstrate proof of stock ownership, are available at: www.proxyvote.com. Shareholders may vote and submit questions prior to attending the Annual Meeting via the Internet. Please see the Additional Voting Information section of this Proxy Statement for additional important information regarding the virtual Annual Meeting.

The Annual Meeting of Shareholders of Arrow Financial Corporation will consider and vote upon the following matters, as described more fully in the Proxy Statement attached to this Notice:

1.The election of three Class B Directors to three-year terms.

2.Advisory approval of our 2023 executive compensation (“Say-on-Pay”).

3.Approval of the Arrow Financial Corporation 2023 Employee Stock Purchase Plan.

4.Ratification of the selection of Crowe LLP ("Crowe") as our independent auditor for 2024.

5.Any other business that may properly come before the 2024 Annual Meeting, or any adjournment or postponement thereof.

Shareholders of record as of the close of business on April 8, 2024 will be entitled to vote at the 2024 Annual Meeting, or any adjournment or postponement thereof. Please see the Additional Voting Information section of the Proxy Statement for more information on how to vote.

Please ensure that your shares are represented at the 2024 Annual Meeting, as your vote is important. See the attached Proxy Statement for more information on how to vote your shares. Thank you.

By Order of the Board of Directors,

/s/Andrew J. Wise
Andrew J. Wise
Corporate Secretary

250 Glen Street
Glens Falls, New York 12801

PROXY STATEMENT TABLE OF CONTENTS

250 Glen Street
Glens Falls, New York 12801

PROXY STATEMENT

General Voting Information

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (“Board”) of Arrow Financial Corporation (“Company”), a New York corporation, of proxies to be voted at the 2024 Annual Meeting of Shareholders (“Annual Meeting”) to be held virtually on June 5, 2024, at 10:00 a.m., or at any adjournment or postponement thereof.

The release of the Notice Regarding the Availability of Proxy Materials, the Notice of 2024 Annual Meeting of Shareholders, the Proxy Statement and the Company's Annual Report on Form 10-K for the year ended December 31, 2023 (collectively, the “Proxy Materials”) is scheduled to begin on April 25, 2024, to shareholders of record as of the close of business on April 8, 2024. As of the record date, there were 16,692,429 shares of Company common stock outstanding, and each share is entitled to one vote at the Annual Meeting.

To vote, please follow the instructions in the Notice Regarding the Availability of Proxy Materials or in the other Proxy Materials. If you wish to receive a printed copy of the Proxy Materials, please follow the instructions in the Notice Regarding the Availability of Proxy Materials. The Proxy Materials will be mailed within three business days of receipt of your request. Shareholders who previously requested electronic copies will receive them in that format.

Please be sure that your shares are represented at the Annual Meeting by completing and submitting your proxy by telephone, online or by requesting and returning a completed paper proxy card. Please see the Additional Voting Information section of this Proxy Statement for more information on how to vote.

Voting Item 1 – Election of Three Class B Directors to Three-Year Terms

Summary and Board Recommendation:

Item 1 at the Annual Meeting is the election of three Class B Directors to three-year terms expiring at the 2027 Annual Meeting of Shareholders and/or until their respective successors are elected and qualified. The Board has nominated for election David S. DeMarco, David G. Kruczlnicki and Raymond F. O'Conor as Class B Directors.

All three nominees were unanimously recommended by the Governance Committee to the Board, have been determined to be qualified and have consented to serve if elected.

There are no arrangements or understandings between any Director or Director nominee and any other persons pursuant to which such person was selected as a Director or nominee. None of the Directors are party to any agreement or arrangement that would require disclosure pursuant to Listing Rule 5250(b)(3) for the National Association of Securities Dealers, Inc. ("NASDAQ®") Stock Market, where the Company’s common stock is listed. This rule requires disclosure of agreements or arrangements between a Director and a third party related to the Director's service on the Board.

The Board has no reason to believe that any of these nominees will decline or be unable to serve if elected. Under applicable law and the Company’s bylaws, Directors are elected by a plurality of the shares voted at the Annual Meeting, meaning the nominees receiving the most “For” votes will be elected. For additional information regarding the vote requirements for Item 1 and a description of the Company’s Majority Voting Policy with respect to the election of Directors, please see the Additional Voting Information section.

•Vote Recommendation: Your Board recommends you vote “For” each of its three nominees: David S. DeMarco, David G. Kruczlnicki and Raymond F. O'Conor

Director Nomination Process:

The Governance Committee is responsible for identifying and recommending to the full Board suitable nominees to serve as Directors, including incumbents. Director nominees are selected based upon the following criteria, among others:

•Individual Strengths: The candidate’s knowledge, skill, experience and expertise
•Board Composition: The objective of achieving certain characteristics for the Board as a group, such as diversity of background, occupation, viewpoint, ethnicity, race, gender and other attributes
•Succession Planning: Balance among age groups from those who are in mid-career to those nearing or recently entered into retirement

Additionally, the Governance Committee will not generally recommend a new candidate for nomination unless the candidate has demonstrated notable leadership and accomplishment in business, higher education, politics and/or cultural endeavors. The Governance Committee further assesses a candidate’s understanding of the regulatory and policy environment in which the Company does business and the candidate's interest in the communities served by the Company. Other factors considered by the Governance Committee include a candidate’s personal character, integrity and financial acumen. For candidates with prior experience as a Director of the Company or one of its subsidiaries Glens Falls National Bank and Trust Company ("GFNB"), Saratoga National Bank and Trust Company ("SNB"), and Upstate Agency, LLC ("Upstate Agency") and together with GFNB and SNB (the "Subsidiaries"), such candidate's service record will be an important factor in evaluating the desirability of the candidate's continuing service as a Director. Generally, Directors may not serve on the boards of more than two other public companies and may not serve on the board of any other public company whose principal business is financial services.

To identify new candidates for Director, the Governance Committee will employ its own search protocols, seek suggestions from management and consider any Director nominee proposals it properly receives from shareholders. The same screening process is applied to all suggested candidates, regardless of the source. The Board will give substantial weight to the recommendations of the Governance Committee in selecting Director nominees for election and in filling Director vacancies. Under normal circumstances, the Board will not select nominees, including incumbent Directors, who have not been recommended by a majority of the members of the Governance Committee. For information on how shareholders may participate in the Director nomination process, see “Shareholder Submissions of Director Nominees for the 2025 Annual Meeting” in the Additional Shareholder Information section.

Individual strengths and skills, diversity, experience, composition and succession planning are considered by the Governance Committee when identifying and approving new board candidates. The diversity composition of the Board is set forth in the following table:

Board Diversity Matrix as of April 8, 2024
Total Number of Directors	10
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	8	—	—
Part II: Demographic Background
African American or Black	—	1	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	7	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—

Director Nominee and Continuing Director Biographies:

We have prepared the following biographies to provide shareholders with detailed information about each continuing Director and Director nominee, all of whom are currently serving as Directors of the Company. No specific minimum qualification standards have been established.

Class B Nominees (terms expiring in 2027, if elected)

David S. DeMarco
Mr. DeMarco, age 62, has been a Director of the Company since July 26, 2023; he has been a Director of SNB and GFNB since December 2012 and April 2022, respectively. He has been President and Chief Executive Officer of Arrow Financial Corporation and GFNB since May 13, 2023; he was Senior Executive Vice President of Arrow since May 1, 2009 and Chief Banking Officer of Arrow from January 1, 2018 to May 13, 2023. Mr. DeMarco has been the President and Chief Executive Officer of SNB since January 1, 2013. Prior to that date, Mr. DeMarco served as Executive Vice President and Head of the Branch, Corporate Development, Financial Services and Marketing Division of GFNB since January 1, 2003. Mr. DeMarco started with the Company in 1987. Mr. DeMarco is also a Board Member of Independent Bankers Association of New York State and New York State Bankers Association Profit Solutions Board of Directors.

David G. Kruczlnicki
Mr. Kruczlnicki, age 71, has been a Director of the Company since 1989; he has been a Director of SNB and GFNB since 2015 and April 2022, respectively. He previously served 26 years as a Director of GFNB. Mr. Kruczlnicki is President of a consulting firm that advises nonprofits on business planning and teaches at Siena College and Clarkson University Graduate School, and UNC/Chapel Hill. He was President and CEO of Glens Falls Hospital, a large regional medical center, from 1989 until his retirement in 2013. Mr. Kruczlnicki received a bachelor’s degree from Siena College and a master’s degree from Rensselaer Polytechnic Institute. He also served on the boards of directors of several affiliates of Glens Falls Hospital, numerous other health-related organizations, and Pruyn & Company, a local, privately owned paper company. As a former health care executive, Mr. Kruczlnicki has significant experience overseeing finance and human resources as well as directorship experience from his service as a director of numerous private and regional organizations.

Raymond F. O’Conor
Mr. O'Conor, age 68, became a Director of the Company on January 1, 2017; he has been a Director of SNB since 1996 and Chair of the SNB Board since 2001. He has also served as a Director of GFNB since April 2022. He was a Senior Vice President of the Company from 2009 until his retirement and served as President and CEO of SNB from 1995 until his retirement at the end of 2012. Mr. O’Conor is also a published author and CEO of Saratoga County Capital Resource Corporation, a community development agency. He has extensive knowledge of community banking, and more specifically, the Company, as a former member of the executive management team.

Continuing Class A Directors (terms expiring in 2026)

Mark L. Behan
Mr. Behan, age 63, became a Director of the Company on January 1, 2017; he has been a Director of the Company’s Subsidiary banks, GFNB and SNB, since 2015 and April 2022, respectively. Mr. Behan founded Behan Communications, Inc., in 1988; the company is a public affairs and strategic communications firm serving national and regional clients and is an adviser to chief executives in major businesses and non-profit organizations in the Capital Region of New York. Mr. Behan is a director or trustee of several non-profit organizations. Mr. Behan is also a former newspaper executive with extensive knowledge of the economic, political and community issues of the Capital Region and the Adirondacks. He is a graduate of Colgate University.

Gregory J. Champion
Mr. Champion, age 69, became a Director of the Company on May 5, 2021; he has been a Director of GFNB and SNB since April 2018 and April 2022, respectively. Mr. Champion brings more than 30 years of legal experience, including advising both privately held and publicly traded companies on corporate governance matters. Mr. Champion has a B.A. from St. Lawrence University and a J.D. (summa cum laude) from Syracuse University College of Law. Mr. Champion now serves as Chief Legal Officer for Syncromune, Inc., a startup company seeking to develop intra-tumoral immunotherapy treatment for metastatic cancer patients.

Elizabeth A. Miller
Ms. Miller, age 70, has been a Director of the Company since January 2017; she has been a Director of GFNB and SNB since 2015 and April 2022, respectively. Ms. Miller is President and CEO of Miller Mechanical Services, Inc. and Miller Industrial Manufacturing in Glens Falls. She holds bachelor’s and master’s degrees from the College of Saint Rose. Ms. Miller has a strong understanding of the community and its business base, particularly local manufacturing.

William L. Owens, Esq.
Mr. Owens, age 75, has been a Director of the Company and GFNB since 2015; he has been a Director of SNB since April 2022. Mr. Owens is a former U.S. Congressman who represented New York’s 21st District from 2009 to 2014. Prior to his election to Congress, he was a managing partner at Stafford, Owens, Piller, Murnane, Kelleher & Trombley, PLLC, a Plattsburgh, New York law firm, where he practiced business and tax law for more than 30 years. In 2015, he rejoined the firm as a partner and resumed his role as Managing Partner in 2016. He also serves as Senior Advisor for Dentons (formerly McKenna Long & Aldridge, LLP), an international law firm. Mr. Owens holds a bachelor’s degree from Manhattan College and a law degree from Fordham University. He has a unique understanding of the North Country, and specifically the Plattsburgh market, and is a leading authority on U.S.-Canada trade issues.

Continuing Class C Directors (terms expiring in 2025)

Tenée R. Casaccio, AIA
Ms. Casaccio, age 58, has been a Director of the Company since January 2014; she has also served as a Director of GFNB and SNB since 2010 and April 2022, respectively. Ms. Casaccio is the President of JMZ Architects and Planners, PC ("JMZ"), a nationally certified Women-Owned Business Enterprise located in Glens Falls, New York. She earned a Bachelor of Architecture degree from Virginia Tech and holds licenses to practice architecture in New York and several other states. Ms. Casaccio has been with JMZ since 1993. She has significant executive experience and a strong understanding of the New York business climate.

Gary C. Dake
Mr. Dake, age 63, has been a Director of the Company since 2003; he has also served as a Director of SNB and GFNB since 2001 and April 2022, respectively. Mr. Dake is President of Stewart’s Shops Corp., a large, privately owned, vertically integrated, multi-state convenience store chain. Mr. Dake holds a bachelor’s degree from St. Lawrence University. He has experience with large business operations as a result of his management of Stewart’s, which also gives him a unique and broad understanding of the many communities the Company serves.

Colin L. Read, PhD
Dr. Read, age 64, has been a Director of the Company since 2013; he has also served as a Director of GFNB and SNB since 2010 and April 2022, respectively. Dr. Read is a professor of economics and finance in the State University of New York system. He served as Mayor of the City of Plattsburgh, New York for four years, after three years of service on the Clinton County Legislature. He is President of ESG Analytics Group, an organization that assists corporations in environment, social and governance ("ESG") risk management. He has taught money and banking since 1987, and teaches sustainability. He is a published author, with various contributions to print, online and television media, as well as 12 books on global finance. Dr. Read has a PhD in economics from Queen’s University, an MBA from the University of Alaska, a law degree from the University of Connecticut, a master’s degree in Taxation from the University of Tulsa and a bachelor's degree in Physics from Simon Fraser University. His expertise in economics and understanding of the Plattsburgh, New York area are key strengths.

Director Compensation:

The Compensation Committee makes recommendations to the full Board regarding Director compensation. The Board itself, however, is responsible for determining the compensation payable to Directors for their services. Amounts paid for service on Subsidiary bank boards are considered by the Board in its periodic review of total Director compensation.

• Director Compensation for 2023
With respect to 2023 Director compensation, at its October 2022 meeting, the Arrow Board of Directors approved the following Director retainer fees for 2023:

2023 Director Compensation Table
Annual Retainer	Position
$30,000	Arrow Director
$24,000	GFNB Director
$12,000	SNB Director

$4,000	Member, Audit Committee
$2,500	Member, Compensation Committee
$2,500	Member, Governance Committee
$2,500	Member, NCIA Board and Wealth Management Committee
$2,500	Manager, Upstate Agency, LLC

$10,000	Chair, Audit Committee
$10,000	Chair, Compensation Committee
$10,000	Chair, Governance Committee
$7,500	Chair, Wealth Management Committee/NCIA
$5,000	Chair, Upstate Agency, LLC

$25,000	Chair, Arrow Board
$10,000	Chair, GFNB Board
$10,000	Chair, SNB Board

Only non-management Directors receive compensation for their services as Directors. Management Directors (those persons who are also officers) receive no additional compensation for their services as Directors. Therefore, neither Mr. DeMarco, our President and CEO who also became a Director effective July 26, 2023, nor Mr. Murphy, who was both a Director and an executive officer until May 12, 2023, received Director compensation in 2023, although they were entitled to reimbursement of any expenses incurred in connection with their service as Directors. Further, upon his appointment as Chair, Mr. Owens waived the member fees for each of the committees on which he served.

The January 2023 and October 2023 Director payments included a portion of the fees payable in shares of Company common stock in accordance with the Arrow Financial Corporation 2023 Directors' Stock Plan (the "2023 DSP") and the predecessor plan. As a result of the delayed filing of the Annual Report on Form 10-K for the year ended December 31, 2022 (the "2022 Form 10-K"), and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 (the "2023 Q1 Form 10-Q"), the April 2023 and July 2023 quarterly director fees were paid solely in cash. In 2023, fees earned in shares of Company common stock consisted of $7,500 of the Director’s basic annual retainer fee for serving as a Company Director, $6,000 of the Director’s basic annual retainer fee for serving as a Director of GFNB and $3,000 of the Director's basic annual retainer fee for serving as a Director of SNB, as well as 25% of the fees related to serving as Chair of the Board and serving on or chairing the various Board committees.

• Director Compensation for 2024
With respect to 2024 Director compensation, at its January 2024 meeting, the Arrow Board of Directors left the 2024 Director retainer fees unchanged from 2023.

In accordance with the 2023 DSP, a portion of the Directors’ fees, as determined by the Board in its sole discretion, will be payable to the Directors in shares of Company common stock, as opposed to cash or any other form of compensation, subject to applicable law and the provisions of the plan. Each Director may elect to receive a greater amount or percentage of his or her directors’ fees payable in common stock from the portion that would otherwise be payable to the director by submitting a written annual election to the Chair of the Board by December 15 of each year. With respect to director compensation payable In 2024, Directors Dake and Miller elected to increase the portion of their fee payable in Common Stock such that 100% would be payable in Company common stock.

•Directors' Deferred Compensation Plan
Under the Company’s Directors’ Deferred Compensation Plan, Directors of the Company and its Subsidiary banks may elect to defer receipt of some or all of the cash fees otherwise payable to them in any year to a later date, subject to certain limits set forth in the Deferred Compensation Plan and applicable law. Under this unfunded plan, amounts deferred are credited to the plan account of the deferring Director. The deferred amounts earn interest from time to time at a rate equal to the highest rate being paid on individual retirement accounts by GFNB. Deferred amounts are ultimately distributable on a date or dates selected by the Director, subject to certain restrictions. Distributions under the plan are payable in cash, either in a lump-sum or in annual installments as the participant may choose. During 2023, no Directors elected to defer fees under the plan.

•Incentive Stock-Based Compensation
Under the Company’s current long-term incentive plan, the Arrow Financial Corporation 2022 Long-Term Incentive Plan (“2022 LTIP”), the Board is authorized, in its discretion and after consultation with the Compensation Committee, to make grants of stock-based incentive awards to non-management Directors of the Company as additional compensation for their service as Directors. The terms and conditions of awards granted to Directors are established by the Board itself, not by the Compensation Committee. The Board believes the grant of equity incentive awards serves an important purpose by further aligning Directors’ interests with those of our shareholders.

Historically, the Board has approved annual grants of a fixed number of stock options to non-management Directors under the 2022 LTIP (and predecessor plans). These options typically vest ratably over a four-year period, subject to accelerated vesting in the event of a change-in-control of the Company. All Directors’ stock options granted under the 2022 LTIP have a maximum term of 10 years from the date of the grant and are exercisable only while the Director continues to serve in such capacity and, for a short period following termination of service. The Board may elect to accelerate the vesting of options on a case-by-case basis, to extend the period of post-termination exercisability up to the maximum term of the option and has most often elected to do so in practice. All options granted to Directors in 2023 will vest ratably over a four-year period, reinforcing the long-term nature of the grant. The exercise price for all stock options granted to Directors in 2023 was the fair market value of the Company’s common stock on the date of grant, i.e., the reported closing price of the stock on such date.

In early 2023, the Board granted to each then-current non-management Director who also was a Director in 2022, a standard annual incentive award for a fixed maximum number of stock options under the 2013 LTIP (the then-current LTIP). The number and grant date value of all such options are listed in the “2023 Director Compensation Table” later in this section.

Stock Ownership Guidelines
In order to better align the interests of Directors with the interests of our shareholders, the Company has established individual stock ownership guidelines for non-management Directors. Under these guidelines, each non-management Director of the Company is expected to achieve, within five years following such Director's election or appointment to the Board, and thereafter to maintain as long as such Director serves as a Director, beneficial ownership of a number of shares of the Company’s stock having a market value at least equal to five times the basic annual retainer fee payable from time to time to such Director for serving on the Company’s Board. Under normal circumstances, if and for so long as a non-management Director does not meet this target level of beneficial ownership, restrictions may be placed on the Director’s ability to sell shares of the Company’s common stock obtained through the exercise of stock option awards previously or subsequently granted to the Director under the 2022 LTIP, predecessor plans or successor plans. The target ownership requirement for each non-management Director is set by the Compensation Committee and Governance Committee, and measured each year by the Governance Committee, using holdings valued as of the Company's record date each year. Common shares owned outright (including shares held jointly with a spouse) or held through Company plans (e.g., the Company’s Automatic Dividend Reinvestment Plan) are currently counted toward the stock ownership requirement. Stock options do not count toward the stock ownership requirement. The independent members of the Board have the discretion to address and approve exceptions. Management Directors are subject to a separate policy. For a description of those guidelines, see “Stock Ownership Policy” for Named Executive Officers in the Compensation Discussion and Analysis section.

2023 Director Compensation Table
The following Director Compensation Table summarizes all compensation paid by the Company and its Subsidiaries to the non-management Directors of the Company for the fiscal year ended December 31, 2023. Management Directors (who, in 2023, consisted of Messrs. DeMarco and Murphy) do not receive any compensation for service as Directors of the Company or either of its Subsidiary banks. Compensation received in 2023 by Messrs. DeMarco and Murphy is reported in the “Summary Compensation Table” within the Executive Compensation section.

Director	Fees Earned or Paid in Cash (a)	Stock Awards (b)	Option Awards (c)	Change in Pension Value/ Nonqualified Deferred Compensation Earnings	All Other Compensation	2023 Director Compensation Total
Mark L. Behan	$53,250	$17,750	$8,017	$—	$—	$79,017
Tenée R. Casaccio	57,000	19,000	8,017	—	—	84,017
Gregory J. Champion	54,375	18,125	8,017	—	—	80,517
Gary C. Dake	58,874	19,626	8,017	—	—	86,517
Thomas L. Hoy (e) (f)	37,875	12,625	8,017	—	—	58,517
David G. Kruczlnicki	60,000	20,000	8,017	—	1,164 (d)	89,181
Elizabeth A. Miller	54,375	18,125	8,017	—	—	80,517
Raymond F. O'Conor	57,000	19,000	8,017	—	—	84,017
William L. Owens	74,083	22,750	8,017	—	—	104,850
Colin L. Read	58,874	19,626	8,017	—	—	86,517

(a)Represents the cash portion of Basic Annual Retainer and fees relating to service on Boards and Committees.
(b)Represents that portion of each listed Director’s total 2023 Directors’ fees that were paid in shares of Company stock, in accordance with the 2023 DSP and its predecessor plan. For purposes of determining the number of shares of the Company’s common stock distributable to these Directors, the shares are valued at the market price of the Company’s common stock on the date of distribution, in accordance with FASB ASC TOPIC 718. For the quarterly payments made in January 2023 and October 2023 payments, the Directors received, as payment of that portion of their basic annual retainer fee regularly payable in such year, shares of Company stock and a quarterly distribution of shares at a per share price based on the closing price of Company Stock on the date of distribution. As of December 31, 2023, no non-employee Directors held any unvested stock awards.
(c)Stock options granted to Directors are valued in accordance with FASB ASC TOPIC 718. The stock options were granted February 1, 2023, at a per share exercise price of $31.47, the closing price of our common stock on the date of grant as restated for the 3% stock dividend distributed in September 26, 2023. Options vest ratably over a period of four years following the date of grant. As of December 31, 2023, each non-employee Director held the following aggregate number of unexercised stock options (whether vested or not vested): Behan 6,665 options, Casaccio 10,456 options, Champion 2,637 options, Dake 6,701 options, Kruczlnicki 4,910 options, Miller 6,439 options, O'Conor 6,665 options, Owens 6,395 options and Read 7,011 options.
(d)Represents interest earned by the listed Director during 2023 on the principal balance of the Director’s account under the Directors’ Deferred Compensation Plan.
(e)Mr. Hoy passed away on June 11, 2023 and his 2023 Director compensation is reflective of the term of his service as a Director.
(f)Pursuant to the stock option award agreement, all unvested stock awards automatically vested in connection with Mr. Hoy's death. Such vested awards are exercisable by his beneficiary for the full exercise period of 10 years from the grant date.

Voting Item 2 – Advisory Approval of Our 2023 Executive Compensation ("Say-on-Pay")

Summary and Board Recommendation:

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended, Item 2 is a proposal to approve on an advisory basis the Company’s 2023 executive compensation (“Say-on-Pay”), as described in the Compensation Discussion and Analysis section. This vote is not intended to address a specific item of compensation, but rather the overall compensation of the Named Executive Officers (“NEOs”) and the philosophies, policies and practices as described in this Proxy Statement. Say-on-Pay is an advisory proposal, so the Company is not required to take any action as a result of this vote. However, the Compensation Committee will be asked to review the results of the shareholder vote to determine if any additional action is required, and it will carefully consider the results as part of its regular review and recommendations regarding executive compensation.

The Say-on-Pay advisory vote taken at the 2023 Annual Meeting of Shareholders was approved by shareholders. Approval of Say-on-Pay will require the affirmative vote of a majority of the shares of common stock present or represented by proxy at the Annual Meeting and voting on this proposal. Abstentions and broker “non-votes” will not be counted in determining the number of votes cast and, therefore, will have no effect on the outcome of this vote.

•Vote Recommendation: Your Board recommends you vote “For,” on an advisory basis, the Company’s executive compensation, or Say-on-Pay.

Say-on-Pay Details:

The Company believes its executive compensation program is well-designed, appropriately aligns executive pay with Company performance and attracts, motivates and retains individuals whose interests are aligned with shareholders. Please see the Compensation Discussion and Analysis section for more information on compensation decisions and practices. As noted in the Compensation Discussion and Analysis section, the Company takes a conservative and consistent approach to its executive compensation program. We believe the program ties executive compensation in an appropriate way to corporate and individual performance in order to drive Company growth and shareholder value. We also believe the overall compensation programs, use responsible and reasonable methods to motivate, retain and reward the NEOs. This approach helps the Company promote long-term profitability within acceptable risk parameters. The Company's key practices are highlighted below:

•Say-on-Pay: Following the frequency of the Say-on-Pay advisory shareholder vote at the 2023 Annual Meeting of Shareholders, the Board determined its current intention to include an advisory vote on executive compensation every year in its Proxy Statement. This will provide annual feedback from shareholders on the Company's pay practices.
•Employment Agreements: Consistent with shareholder advisory guidance, the Company's executive employment agreements provide for change of control "double trigger" severance benefits upon a termination of employment without cause or by the executive for good reason by applying the applicable multiple of two to three times to the sum of base pay plus target bonus for the relevant year instead of applying the multiple to the executive average annual taxable compensation for the five-year period prior to the change of control.
•Conservative: Total executive compensation is conservative as compared to industry standards and the Company's peer group.
•Balanced: The Company's annual bonus plan is a balanced program based on quantitative and qualitative assessment of both the Company’s and the individual executive’s performance. In past years when targeted financial performance was not fully achieved, individually or company-wide, based on either objective or subjective standards, or both, bonuses were materially reduced or not awarded at all, in some cases even if threshold levels of performance were in fact achieved.
•Annual Review: The annual bonus is based on goals that are reviewed and updated yearly and are set to encourage long-term profitability within accepted conservative risk parameters.

•Shareholder Aligned: Long-term equity-based incentives, such as stock option awards and restricted stock units ("RSUs"), recognize and encourage an alignment of executives' goals over the long term with those of the shareholders. Awards provide for vesting over a three- to four-year period, which may be incremental or cliff vesting. Stock option awards, even at the highest executive level, are generally modest. Exercise prices are determined based on the closing price of the Company’s stock on the day of grant. Stock options only have value if the Company’s stock price increases.
•No Backdating or Reloading: The 2022 LTIP, and its predecessors, under which Company stock options are granted does not permit “backdating” or “reloading” of option grants. Downward repricing of our outstanding stock options is not permitted without shareholder approval.
•Ownership Requirements: NEOs are required to own specific amounts of our stock based on their annual salaries.
•No Tax Gross-Up: The Company does not have tax gross-up plans for NEOs.
•No Golden Parachutes: The Company does not have "golden parachutes" for NEOs; the top change-in-control payment is capped consistent with limits in the Internal Revenue Code of 1986, as amended (the "Code") so as to prevent the triggering of excess parachute taxes on the Company.

Voting Item 3 – Approval of the Arrow Financial Corporation 2023 Employee Stock Purchase Plan

Summary and Board Recommendation:

On October 25, 2023, the Board of Directors approved the Arrow Financial Corporation 2023 Employee Stock Purchase Plan (the “Plan”) and reserved 300,000 shares of the Company’s common stock for issuance thereunder. The Plan is an employee stock purchase plan that is intended to satisfy all requirements of Section 423 of the Code. The Board continues to believe that the maintenance of an employee stock purchase plan is in the best interests of the Company because it aligns the interests of the participants with that of the Company’s shareholders. The Company began operating the Plan on January 1, 2024 (the “Inception Date”), subject to approval by the Company’s shareholders within twelve (12) months after its adoption by the Board, as required by Section 423 of the Code.

Approval of the Plan will require the affirmative vote of a majority of the shares of the Company’s common stock present in person or represented by proxy at the Annual Meeting and voting on this proposal. Abstentions and broker “non-votes” will not be counted in determining the number of votes cast and, therefore, will have no effect on the outcome of this vote.

The Plan is subject to approval by the holders of a majority of the shares present in person or by proxy and voting at a meeting at which the Plan is considered. In the event the Plan is approved, it will replace the Arrow Financial Corporation 2020 Employee Stock Purchase Plan, which the Company suspended in the first quarter of 2023 as a result of delayed filing of the 2022 Form 10-K and 2023 Q1 Form 10-Q. In the event the shareholders of the Company do not approve the Plan at the Annual Meeting: (i) the Plan shall immediately terminate; (ii) all amounts contributed by each participant in the Plan which have not been used to purchase Common Stock will be returned to such participant as soon as practicable; and (iii) purchases under the Plan made from the Inception Date through the date of termination of the Plan shall not be treated as purchased pursuant to an employee stock purchase plan that satisfies Section 423 of the Code and participants would not qualify for favorable tax treatment of such purchases.

•Vote Recommendation: Your Board of Directors recommends that you vote ”For” the approval of the Arrow Financial Corporation 2023 Employee Stock Purchase Plan.

Summary of the Plan:

The principal features of the Plan are summarized below. The complete text of the Plan is set forth in Appendix A to this Proxy Statement. This summary does not purport to be a complete description of all of the provisions of the Plan and is subject in all respects to the provisions contained in the complete text.

•Purpose: The primary purpose of the Plan is to provide eligible persons employed by the Company or its Subsidiaries with an incentive to work for the continued success of the Company by encouraging them to acquire a proprietary interest in the Company in the form of the Company’s common stock in order to align their interests with those of the Company.

•Administration: The Plan will be administered by the Compensation Committee. As administrator, the Compensation Committee will have full power to interpret the Plan and its decisions will be final and binding. The administrator may appoint and/or retain one or more qualified service providers or other agents, including the Subsidiaries, to assist it in the oversight and operation of the Plan.

•Application to Insiders: The Company intends that the purchase and sale of shares of Common Stock under the Plan by or on behalf of those participants who are or may be subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (collectively, “Insiders”) will be structured and conducted so as to render such purchases and sales exempt, to the extent possible, from the reporting obligations of Insiders under Section 16(a) of the Exchange Act and any liability of the Insiders under Section 16(b) of the Exchange Act.

•Shares Eligible for Purchase: The maximum number of shares of Common Stock that may be purchased under the Plan on behalf of participants is three hundred thousand (300,000), subject to adjustment in the event of certain subsequent changes in the number of outstanding shares, e.g., stock splits, stock dividends, a corporate reorganization or recapitalization. The total remaining number of shares that may be purchased under the Plan at the time of such change shall be adjusted accordingly. All shares will be purchased from the Company and will consist of authorized but unissued shares or shares held in the treasury of the Company.

A table setting forth certain information regarding Arrow's equity compensation plans as of December 31, 2023 can be found in Part II, Item 5 of our Annual Report on Form 10-K for the year ended December 31, 2023, under the caption “Equity Compensation Plan Information.”

•Participation: The following categories of persons are eligible to participate in the Plan: those regular employees of the Company or its Subsidiaries who have been employed continuously by the Company or a Subsidiary for at least one full month, provided that such employee is considered employed for purposes of Section 423(b)(4) of the Code; and provided, further that such employee does not or is not deemed to own 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary.

Any eligible person who elects to start participating in the Plan may do so by completing the prescribed participation form, indicating thereon the initial level of participation by such participant (which may not be zero) and returning such form to the administrator. Participation in the Plan will commence only as of the first day of a pay period for an eligible enrolled participant.

A participant may voluntarily terminate their participation in the Plan at any time by submitting notice on a form prescribed by the administrator.

•Contributions: Contributions typically will be made through regular payroll deductions. In appropriate circumstances, the administrator, in its absolute discretion, may permit other methods of making contributions under the Plan. Participants may increase or decrease their level of contributions from time to time within limitations established by the Compensation Committee; provided, however, that those participants who are Insiders may not change the level of their contributions to the Plan except in accordance with applicable law and Company policy. The Compensation Committee may from time to time, at its discretion, establish limitations on the maximum amounts or levels and the minimum amounts or levels that may be contributed by individual participants during a designated period (e.g., per month or per pay period) under the Plan. The administrator may specify a single set or more than one set of such limitations (collectively, the “Contribution Limitations”) for participants, provided that all participants of any similarly-situated category shall be subject to the same set of Contribution Limitations at any given time.

•Purchase Price; Investment in Shares: As administrator, the Compensation Committee determines from time to time the purchase price for shares of our stock purchased under the Plan, including the discount from current market price that may apply from time to time. The discount for purchases under the Plan is 10%, or such greater or lower percentage as may be determined from time to time by the Compensation Committee, though the discount will not exceed 15%. Contributions are accumulated by the administrator at regular intervals determined by the administrator, but typically not less than monthly, for all of the participants and invested in shares acquired from the Company at the appropriate purchase price or prices. Acquired shares are held in Plan accounts for the participants until distributed or sold at their request into the market.

•Plan Accounts; Shareholder Rights; Dividends and Withdrawal of Shares: The administrator will ensure that a separate account is maintained for each participant (each a “Plan Account”), which will reflect all contributions by a participant, purchases of shares of Common Stock, all dividends and other amounts paid on shares held in such Plan Account, all sales of shares, and all withdrawals of shares or funds by the participant.

Each participant will have the authority to direct the administrator in the manner of voting the shares of Common Stock held in such participant’s Plan Account or regarding any other action that may be taken by shareholders of the Company with respect to shares of Common Stock owned by them.

Any dividends paid on shares of Common Stock credited to the Plan Account of a participant will be reinvested automatically in additional shares of Common Stock of the Company under the Arrow Financial Corporation Automatic Dividend Reinvestment Plan (the “DRIP”) on the next dividend reinvestment date under the DRIP, which will not necessarily coincide with the next investment date under the Plan. All additional shares of Common Stock purchased with reinvested dividends will also be credited to the Plan Accounts of such participant.

A participant may elect, without terminating his or her participation in the Plan, to receive a distribution of any or all whole shares of Common Stock held in such participant’s Plan Account not more than twice in any calendar year, by written request directed to the administrator.

•Amendment or Termination of the Plan: The Plan is subject to approval by the holders of a majority of the shares of the Company present in person or represented by proxy and voting at the Annual Meeting.

If the Plan is approved by the shareholders at the Annual Meeting, the Plan would continue until all reserved shares have been purchased unless earlier terminated. The Board in its sole discretion may amend or terminate the Plan at any time, provided that no such amendment or termination may adversely affect the rights or interests of existing participants with respect to the shares then held in their Plan Accounts. If any amendment of the Plan would require shareholder approval under any applicable law or regulation, including the rules and regulations of the Securities and Exchange Commission ("SEC") or an applicable securities exchange, the amendment will not be effective unless and until such approval is received.

In the event the shareholders of the Company do not approve the Plan at the Annual Meeting, the Plan shall immediately terminate.

•New Plan Benefits: If the Plan is approved by the shareholders, benefits under the Plan will depend on the extent to which eligible persons elect to participate and the fair market value of our stock at various future dates.

•Tax Consequences to Participants: Participants will not realize taxable income when the Company allows for discounted purchases of Common Stock under the terms of the Plan or when shares are purchased under the Plan. To qualify for favorable tax treatment on the sale, transfer or other disposition of shares acquired under the Plan, the disposition may not occur before the later of (a) one year after the purchase date, or (b) two years after the beginning of the applicable offering period or grant date (other than a disposition resulting from the participant’s death) (a “Qualifying Disposition”). In the event of a Qualifying Disposition, participants would be subject to ordinary income tax in the year in which the shares are sold on an amount equal to the lesser of (a) the applicable discount from the fair market value of the shares on the purchase date or (b) the excess of the sale price for the shares that are sold (or in the cases of death or other disposition, the fair market value of the shares on the date of death or other disposition) over the purchase price for the shares. In the event of any disposition other than a Qualifying Disposition, then the excess of the fair market value of the Common Stock on the purchase date over the purchase price would be recognized by the participant as ordinary income at the time of the sale or other disposition and capital gain or loss must also be recognized in the year of sale.

Notwithstanding the foregoing, in the event the shareholders of the Company do not approve the Plan at the Annual Meeting: (i) the Plan shall immediately terminate; (ii) all amounts contributed by each participant in the Plan which have not been used to purchase Common Stock will be returned to such participant as soon as practicable; and (iii) purchases under the Plan made from the Inception Date through the date of termination of the Plan shall not be treated as purchased pursuant to an employee stock purchase plan that satisfies Section 423 of the Code and participants would not qualify for favorable tax treatment of such purchases.

•Tax Consequences to the Company: To the extent a participant recognizes income in connection with a disqualified disposition of shares under the Plan, the Company will be entitled to take a tax deduction in an amount equal to the amount includable by the disposing participant as ordinary income. The Company’s tax deduction will be taken in the taxable year in which a participant recognizes the income.

Voting Item 4 – Ratification of the Selection of Crowe as Our Independent Auditor for 2024

Summary and Board Recommendation:

Appointment of Independent Registered Public Accounting Firm
The Audit Committee appoints our independent registered public accounting firm. In this regard, the Audit Committee evaluates the qualifications, performance and independence of our independent registered public accounting firm and determines whether to re-engage our current firm. As part of its evaluation, the Audit Committee considers, among other factors, the quality and efficiency of the services provided by the firm, including the performance, technical expertise, industry knowledge and experience of the lead audit partner and the audit team assigned to our account; the overall strength and reputation of the firm; the firm’s global capabilities relative to our business; and the firm’s knowledge of our operations. On March 14, 2024, the Audit Committee appointed Crowe as our independent registered public accounting firm for the fiscal year ending December 31, 2024 and dismissed KPMG LLP (“KPMG”), which had served as our independent registered public accounting firm since 1990 until its dismissal on March 14, 2024. Neither Crowe nor any of its members has any direct or indirect financial interest in or any connection with us in any capacity other than as our auditors and providing audit and permissible non-audit related services.

Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Crowe to our shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm and it is a good corporate governance practice. If our shareholders do not ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of Crowe are expected to attend the Annual Meeting.

Change in Independent Registered Public Accounting Firm
As previously disclosed, on March 14, 2024, the Audit Committee of the Board approved the engagement of Crowe as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024.

On March 14, 2024, the Audit Committee dismissed KPMG as the Company’s independent registered public accounting firm effective immediately. The reports of KPMG on the Company’s consolidated financial statements for each of the two fiscal years ended December 31, 2022 and 2023 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. In the fiscal years ended December 31, 2022 and 2023 and in the subsequent interim period through March 14, 2024, there were no "disagreements" (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the matter in its report on the financial statements for such years.

In the fiscal years ended December 31, 2022 and 2023 and in the subsequent interim period through March 14, 2024, there were no “reportable events” (as described in Item 304(a)(1)(v) of Regulation S-K), except that, as reported in Part II, Item 9A of the Company’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2023 and 2022, as filed with the SEC on March 11, 2024 and July 17, 2023, respectively, the Company reported material weaknesses in its internal control over financial reporting during such period which are described below:

•The Company did not maintain effective monitoring controls related to 1) Internal Audit’s testing of management’s internal control over financial reporting, 2) the completeness and accuracy of information presented to the Audit Committee by Internal Audit, and 3) the related Audit Committee oversight over Internal Audit’s testing of management’s internal control over financial reporting.
•With regard to the conversion of our core banking information technology system that occurred in September 2022, the Company did not effectively perform risk assessment procedures to identify the impact of the conversion on our internal control over financial reporting.

The Company provided KPMG with a copy of the disclosures contained in the Company’s Current Report on Form 8-K filed on March 19, 2024 and requested that KPMG furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements contained herein. A copy of KPMG’s letter, dated March 19, 2024, was filed as Exhibit 16.1 to such Current Report on Form 8-K.

During the fiscal years ended December 31, 2022 and 2023 and the subsequent interim period through March 14, 2024, neither the Company nor anyone on its behalf consulted with Crowe with respect to (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company that Crowe concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (b) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as described in Item 304(a)(1)(v) of Regulation S-K).

Ratification of the selection of Crowe will require the affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy at the Annual Meeting and voting on this proposal.

•Vote Recommendation: Your Board recommends you vote “For” the ratification of the independent registered public accounting firm, Crowe, as the independent auditor of the Company for the fiscal year ending December 31, 2024.

Independent Registered Public Accounting Firm Fees:

The following table sets forth the aggregate fees billed to the Company and its Subsidiaries for the fiscal years ended December 31, 2023 and 2022, by the Company’s then independent registered public accounting firm, KPMG. The tax fees in this table represent fees paid to KPMG for the specified year for tax preparation and consulting services.

Categories of Service	2023	2022
Audit Fees	$2,689,630	$1,700,573
Audit-Related Fees	25,000	8,500
Tax Fees	108,250	105,600
All Other Fees	—	—
Total Fees	$2,822,880	$1,814,673

Audit Committee Report

Each member of the Audit Committee qualifies as independent under both the NASDAQ standards for independent directors and the more rigorous SEC standards for independent Audit Committee members. For more detail, see the Corporate Governance section. The Audit Committee assists the Board in fulfilling its oversight role relating to the Company’s financial statements and the financial reporting process, including the system of disclosure controls and the Company’s internal controls and procedures. Its duties include reviewing the independent registered public accounting firm’s qualifications and independence, the performance of the independent registered public accounting firm, and the Company’s internal audit function. The duties of the Audit Committee are set forth in the Audit Committee Charter, which has been adopted by the Board and is reviewed annually by the Committee. A copy of the current charter of the Audit Committee is available on our website at www.arrowfinancial.com/corporate/governance.

Management has the responsibility for preparing the Company’s consolidated financial statements and for assessing the effectiveness of its internal controls over financial reporting. The Company’s independent registered public accounting firm for 2023, KPMG, had the responsibility for auditing these consolidated 2023 financial statements. KPMG reported directly to the Audit Committee, and they met on a regular basis. The Audit Committee has reviewed and discussed with management and KPMG the Company’s audited consolidated financial statements as of and for the year ended December 31, 2023. The Audit Committee has also discussed with management its assertion on the design and effectiveness of the Company’s internal control over financial reporting as of December 31, 2023, and has discussed with KPMG the matters required to be discussed by professional standards. The Audit Committee has received and discussed the written disclosures and the letter from KPMG required by Public Company Accounting Oversight Board Rule 3526, “Communication with Audit Committees Concerning Independence.” The Audit Committee has discussed with KPMG the firm’s independence and determined that the non-audit services provided to the Company by KPMG are compatible with its independence. Based on this review and discussion, the Audit Committee recommended to the Board that the audited consolidated financial statements of the Company and its Subsidiaries, and management’s assertion on the design and effectiveness of internal control over financial reporting of the Company and its Subsidiaries, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC.

On March 14, 2024, the Audit Committee approved the engagement of Crowe as the Company’s independent registered public accounting firm for 2024 and the scope of its work.

Colin L. Read, Chair
Gregory J. Champion
David G. Kruczlnicki
Elizabeth A. Miller

Corporate Governance

The Board’s Corporate Governance Guidelines provide the framework within which the Company’s Directors and executive officers manage the business and affairs of the Company. The Company is managed under the direction and oversight of the Board. The Board appoints the CEO, who is responsible for the day-to-day operation of the Company. The Board’s primary responsibilities, thereafter, are to oversee management and to exercise its business judgment to act in what it reasonably believes to be the best interests of the Company and its shareholders. At least once each year, the Board will review the Company’s long-term strategic plans and future key issues.

The Governance Committee of the Board is responsible for reviewing with the full Board, on an annual basis, the requisite skills and characteristics of all Board members, as well as nominees for Director and the composition of the Board as a whole. This assessment will include whether individual Directors or nominees qualify as independent under applicable law and guidelines, as well as consideration of diversity, age, skills and experience of the Directors as a group in the context of the needs of the Board. The Company believes that a diverse Board advances the Company's interests by providing a variety of perspectives on important matters and improving our service to our communities. The Company has had a longstanding commitment to board diversity and currently exceeds NASDAQ diversity requirements. Please see our "Board Diversity Matrix" included in Voting Item 1 – Election of Directors section for more detail on our current Board profile. A majority of Directors must meet the criteria for general Board independence as required and defined by NASDAQ. Directors generally must satisfy certain other applicable laws, rules and regulations.

The Board’s membership is divided into three classes, as equal in number as possible given the number of Directors. Generally, one class is elected each year by the Company’s shareholders to a term of three years. The Governance Committee identifies and recommends to the full Board suitable candidates for nomination for Director, including, when appropriate, incumbent Directors. In making its recommendations, the Governance Committee will consider any proposals it properly receives from shareholders for Director nominees. Shareholders may propose a Director candidate for consideration by the Governance Committee by following the rules described under “Shareholder Submissions of Director Nominees for the 2025 Annual Meeting” in the Additional Shareholder Information section. The Governance Committee’s recommendations of candidates for nomination will be based on its determination as to the suitability of the particular individuals, and the slate as a whole, to serve as Directors of the Company, taking into account the criteria discussed above. When evaluating incumbent Directors who are nominated for reelection, the Governance Committee considers, in addition to past performance, each such Director’s attendance record for meetings of the Company’s Board, its Subsidiary banks’ boards and committees on which the Director serves, as applicable. See “Director Nomination Process” in the Voting Item 1 – Election of Directors section for a discussion of additional criteria considered in the selection of Directors for nomination.

The Board does not believe that Directors should be subject to term limits. While term limits may in some cases enhance the flow of fresh ideas and viewpoints in the boardroom, they may also result in the loss of knowledgeable and experienced Directors, whose insights into the Company and its operations typically expand and deepen over time. When evaluating whether incumbent Directors should be renominated, the Governance Committee will consider, in addition to the incumbent’s prior performance on the Board, the same general qualities and attributes, such as suitability, character, general experience and background that it applies to new candidates for Director. Additionally, the Company’s bylaws provide that Directors will retire from the Board at the first Annual Meeting of Shareholders held on or after they attain the age of 75.

Board Leadership Structure:

Currently, the Board leadership structure separates the roles of Chair and CEO, therefore not requiring the appointment of a lead independent Director to serve as a liaison between the Chair and the independent Directors. The Board believes that the separation of the offices of the Chair and CEO is appropriate at this time as it maximizes the effectiveness of Board leadership and allows our CEO to focus primarily on management responsibilities. Further, the Company has a Board comprised largely of Directors who qualify as “independent” under the NASDAQ general independence guidelines. The Company’s bylaws permit the Board to appoint both a chair and vice-chair, as it deems appropriate in its discretion.

Mr. Hoy, the Company's former CEO who retired in 2012, served as Chair until May 2023 due to his longstanding experience with the Company, along with his strong leadership capability and banking expertise. When Mr. Hoy stepped down, the Board appointed Mr. Owens as Chair. Mr. Owens previously served as Lead Director from 2017 until his appointment as Chair. Mr. Hoy passed away on June 11, 2023. Mr. Murphy, the Company's President and CEO until May 12, 2023, was the only member of the Board who was also an employee of the Company. Upon Mr. Murphy's departure, the Board of Directors appointed Chief Banking Officer and Senior Executive Vice President David S. DeMarco as President and Chief Executive Officer of the Company and its lead Subsidiary, GFNB. Mr. DeMarco continues to serve as President and Chief Executive Officer of SNB. The Board appointed Mr. DeMarco as a Director on July 26, 2023. Since Mr. Owens has reached the age of 75, which is the Directors' retirement age as stipulated by the Company's bylaws, Mr. Owens is expected to retire from the Board at the Annual Meeting on June 5, 2024. At that time, the Chair of the Board and his committee memberships will be addressed by the Board.

The Governance Committee and the independent Directors will continue to evaluate the Board’s leadership structure as part of its regular review of corporate governance and succession planning to ensure that it remains best suited for the Company and shareholders.

Board Committees:

The Board has three standing committees whose membership and responsibilities must meet certain NASDAQ and SEC requirements. These standing committees are the Audit, Compensation and Governance Committees (collectively, the “Committees”). The Board may from time to time establish or maintain additional committees, as it deems necessary or appropriate, the membership of which may include one or more Directors, as well as non-Directors. One such additional committee that the Board has established is the Executive Committee, which is described later in this section.

Committee Membership
The Governance Committee regularly reviews committee membership and makes recommendations for changes on an annual basis, with consideration given to the qualifications and preferences of individual Directors and the specific requirements, if any, of NASDAQ and the SEC for service on such committees. The Board gives consideration to rotating committee members periodically, to the extent feasible under applicable laws and regulations governing the membership requirements of the Committees, but the Board does not believe rotation should be mandated as policy, nor that service by a Director on a committee should be subject to term limits. All members of the three standing Committees are independent Directors, as defined (and generally required) under applicable law, rules and regulations (see “Director Independence” later in this section for more detail). A table showing the current members of each of the standing Committees follows:

Director	Audit Committee	Compensation Committee	Governance Committee
Mark L. Behan		X
Gregory J. Champion	X		X
Gary C. Dake		X	Chair
David G. Kruczlnicki	X	Chair
Elizabeth A. Miller	X		X
William L. Owens		X	X
Colin L. Read	Chair		X

Each of the three standing Committees has its own charter that sets forth the purposes, goals and responsibilities of the Committee, as well as the qualifications for membership, procedures for appointing members, structure and operations and policies for Board oversight of the Committee. Each has the power to hire, at the Company’s expense, independent accounting, compensation, financial, legal or other consultants, as the members may deem necessary and appropriate, consistent with the overall authority to retain such advisors as set forth in the Committee’s charter, including budgeting or professional conditions and limitations. Management approval will not be required for engagement of consultants, although management normally will be advised and consulted prior to any such engagement to avoid, among other things, conflicts of interest.

Committee Descriptions
A description of each of the three standing Committees, as well as the Executive Committee, follows:

•Audit Committee: Dr. Read is Chair of the Audit Committee; he has served in this role since 2020. The Audit Committee’s primary duties and responsibilities are to select and appoint the independent auditors each year; monitor the independence and performance of the Company’s independent auditors and internal Audit Department; monitor the quality and integrity of the Company’s financial reporting process and systems of internal controls regarding accounting, financial and legal compliance; and provide a means of communication among the independent auditors, management, the internal Audit Department and the Board. The Audit Committee also reviews business or financial transactions between the Company and Company insiders and their related parties, such as any transactions with an individual Director or business entity in which the Director has a controlling or material interest. In accordance with applicable rules, the Audit Committee must specifically approve in advance all services performed by the independent auditor. The Audit Committee met 16 times in 2023, all then-serving members attended these meetings. For additional information, see the Audit Committee Report section.

•Compensation Committee: Mr. Kruczlnicki is Chair of the Compensation Committee; he has served in this role since 2013. The Compensation Committee’s principal responsibility is to review and approve, not less often than annually, all aspects of the compensation arrangements and benefit plans covering the Company's executive officers, including the CEO, subject to full Board approval, where appropriate. The Compensation Committee also periodically reviews the compensation of the Board and makes recommendations to the full Board with respect to the types and amounts of compensation payable to the Directors for service on the Company’s Board, the boards of its Subsidiary banks, and committees thereof. The Compensation Committee also consults with management and provides general oversight of the compensation and benefit programs and policies for employees. The Compensation Committee met five times in 2023, all then-serving members attended these meetings. For additional detail regarding executive compensation and the role of the Compensation Committee, see the Compensation Discussion and Analysis section.

•Governance Committee: Mr. Dake is the Chair of the Governance Committee; he has served in this role since 2017. The Governance Committee is specifically charged with establishing procedures with respect to the Director nomination process; reviewing and considering Director nominees, including incumbent nominees, and making recommendations to the Board regarding nominees; reviewing and recommending practices and policies related to the Company's environmental, social and corporate governance strategy; reviewing annually and reporting to the Board regarding the independence of Company Directors and satisfaction by the Board and committee members of applicable requirements or qualifications; reviewing annually and reporting to the Board regarding the performance of the Board; reviewing periodically and making recommendations regarding Company codes of conduct and ethics policies for Directors, executive officers and employees and with respect to Board policy, including the Company's committee charters; and reviewing Director training initiatives. The Governance Committee met three times in 2023, and all then-serving members attended each of these meetings.

•Executive Committee: The main purpose of the Executive Committee is to act on matters that may require immediate attention at a time when it is impractical or inconvenient to convene the entire Board. The Executive Committee has the full authority of the Board, subject to certain restrictions established by law or the Company’s governing documents. For example, the Committee is not authorized pursuant to the bylaws to make submissions to shareholders requiring shareholder approval, fill vacancies on the Board or any of its committees, fix compensation of the Board, make changes to the bylaws, or repeal any prior resolution of the Board. Because the Board believes proper governance involves the entire Board in the Company’s decision-making process, the Board strives to keep meetings of the Executive Committee to a minimum. The Executive Committee is currently comprised of the Board Chair and the Chairs of the three Board Committees. The Executive Committee did not meet in 2023.

Executive Session
In addition to regular Board and committee meetings, Directors meeting the general independence test under NASDAQ meet on occasion in Executive Session to discuss any matters deemed relevant to the Company’s operation and condition. No current members of management are in attendance during these sessions, which are chaired by the Board Chair. Generally, the Lead Director, prior to May 2023, and the Board Chair, thereafter, will poll independent Directors prior to or in connection with each Company Board meeting and, if there is a consensus to do so, an Executive Session will be held. Due to the expectation of confidentiality that characterize Executive Sessions, typically official records are not maintained during the Executive Sessions unless a binding corporate decision or action is taken. The independent Directors held five Executive Sessions in 2023.

Attendance
In 2023, the Board had five regularly scheduled meetings, four special Board meetings and 24 separate committee meetings (five Compensation Committee meetings, 16 Audit Committee meetings and three Governance Committee meetings.) There was 100% attendance at all Board meetings, and all then-current Board members met the requirements of Item 402(b) of the SEC’s Regulation S-K by attending more than 75% of the meetings to which they were invited. Four of the 10 then-current Directors attended the 2023 Annual Meeting of Shareholders.

Code of Ethics
The Governance Committee has adopted a Business Code of Ethics which applies to all Directors, officers and employees of both the Company and its Subsidiary banks. The Business Code of Ethics addresses a wide range of issues and is intended to satisfy the requirements for a code of conduct set forth in the listing standards issued by NASDAQ. Additionally, the Governance Committee has adopted a Financial Code of Ethics which applies to the Company’s CEO, Chief Financial Officer ("CFO"), Principal Accounting Officer, controller and any other officers who perform similar functions. The Financial Code of Ethics complies with the SEC’s requirements for a code of conduct established under Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated by the SEC thereunder.

Complete copies of each of the current charters of the Audit Committee, the Compensation Committee and the Governance Committee, as well as copies of the Corporate Governance Guidelines, the Business Code of Ethics and the Financial Code of Ethics are available on our website at www.arrowfinancial.com/corporate/governance. The Company intends to post on that page any substantive amendment to, or waiver granted from, the Financial Code of Ethics or Business Code of Ethics that relates to any element of such code enumerated in Item 406(b) of Regulation S-K within four business days of such amendment or waiver.

Director Independence:

Under applicable law and regulation, it is the responsibility of the Board to review and make a determination regarding the independence and qualifications of each member, as well as additional review and determination for members of certain committees.

Under the NASDAQ listing standards, a majority of the members of the full Board must meet a general independence requirement. The Board has determined that the following Company Directors met this requirement: Behan, Champion, Dake, Kruczlnicki, Miller, O'Conor, Owens and Read. Director DeMarco is not independent due to his position as the Company President and CEO. Prior to Mr. Murphy's Departure, Director Murphy was not independent due to his position as the Company President and CEO. Director Casaccio is not independent for the reasons noted below.

In making its independence determinations for individual Directors, the Board considers transactions and relationships between (i) the Company and its Subsidiaries, and (ii) the Directors and/or their immediate family or any businesses they control. The Board considers the objective tests for Director independence set forth in the NASDAQ listing standards and other regulatory guidelines for such transactions and relationships, as well as a variety of subjective factors, including particular or unique relationships between the Company and the Director, even if such relationships do not exceed the specific dollar threshold that would disqualify such Director under applicable regulatory guidelines. In its review of Director independence at year-end 2023, the Board considered the following 2023 transactions between the Company and the following individual Directors:

•Ms. Casaccio is President and part-owner of JMZ Architects and Planners, PC ("JMZ"), an architectural firm located in Glens Falls, New York. In 2016, GFNB engaged JMZ to provide architectural, design and space utilization services for the four buildings located in downtown Glens Falls that represent GFNB’s main campus. The project was completed in 2023, and in 2023 payments to JMZ totaled approximately

$127,000. Given the level of payments to JMZ, Ms. Casaccio will not be deemed to be an independent director and will not serve on any of the Board’s committees. See “Related Party Transactions” later in this section for further information on these business transactions.

•Mr. Dake is President of Stewart’s Shops Corporation ("Stewart's"), a large, private company that owns and operates a regional chain of convenience stores. During 2023, the Company's Subsidiary banks paid approximately $105,000 to Stewart’s for rent and incidentals for leased space at market rates and other immaterial purchases. This amount is less than 0.01% of the annual gross revenue of Stewart’s, which approximates $2.5 billion. The Board has determined that the Company’s payments were below the objective limits for general Director independence set forth in the NASDAQ listing standards and that the Company’s relationship with Stewart’s and Mr. Dake did not compromise his independence.

•Ms. Miller is the grantor of The Elizabeth A. Miller Family Irrevocable Insurance Trust which leased an administrative office to the Company during 2023. Total 2023 payments on this lease were $10,000. The Board has determined that the Company’s payments were below the objective limits for general Director independence set forth in the NASDAQ listing standards and that the Company’s relationship with Ms. Miller did not compromise her independence.

•Mr. Owens is Managing Partner at the law firm of Stafford, Owens, Piller, Murnane, Kelleher & Trombley, PLLC (“Stafford Owens”). During 2023, Stafford Owens received approximately $14,000 of total payments from certain GFNB loan customers in connection with its representation of GFNB at loan closings. The Board determined that the total payments received by Stafford Owens from all sources in connection with the firm's representation of GFNB in 2023 were well below the objective limits for general Director independence set forth in the NASDAQ listing standards and the relationship did not compromise Mr. Owens' independence.

There were no “Compensation Committee interlocks,” as defined under the SEC rules, in existence during fiscal year 2023. No member of the Compensation Committee is a current or former employee of the Company or any of its Subsidiaries. No member of the Compensation Committee is party to any related party transactions with the Company requiring disclosure by us hereunder except Director Casaccio (see “Related Party Transactions” later in this section).

In addition to meeting NASDAQ general independence standards applicable to Directors, the Directors who serve on the Audit and/or Compensation Committees must meet certain additional independence or regulatory requirements, some of which may be more rigorous than the general standards. The Board has determined that Directors Champion, Kruczlnicki, Miller and Read, who constitute the Audit Committee, all meet the SEC’s more stringent independence requirements for Audit Committee members. The Board has also determined that Directors Kruczlnicki and Read each qualify as an “Audit Committee Financial Expert,” as defined by the SEC rules (not all Audit Committee members need to be financial experts). Further, the Board has determined that Directors Behan, Dake, Kruczlnicki and Owens, who constitute the Compensation Committee, all meet the independence requirements of NASDAQ and the SEC for Compensation Committee members.

Related Party Transactions:

Under the Company’s Statement of Policy with respect to Related Party Transactions, the Audit Committee or the Board itself must approve certain transactions or relationships between the Company and its “related parties,” including Directors and executive officers, as well as their immediate family members and controlled companies, if such transactions or relationships in any year will involve an aggregate dollar amount of goods, services or payments in excess of $120,000. Loans from the Company's Subsidiary banks to Directors and executive officers, their families and controlled businesses, and other related parties, are generally exempt from the above described preapproval policy, as most such loans are subject to Board preapproval under a separate federal banking law, Regulation O.

2023 Transactions with Related Parties
During 2023, several Directors and executive officers and/or their related parties had outstanding loans from one or both of the Company's Subsidiary banks in amounts of $120,000 or more. All such loans were made in the ordinary course of business of the bank, on the bank’s standard terms and conditions, and did not involve more than normal risk of collectability or present any other preferential features. As of March 31, 2024, none of these loans were classified by the Company as a non-accrual, past due, restructured or potential problem loan.

A summary of the single transaction in 2023 between the Company and a related party that involved an aggregate dollar amount in excess of $120,000 follows:

•Ms. Casaccio is President and part-owner of JMZ, an architectural firm located in Glens Falls, New York. In 2016, GFNB engaged JMZ to provide architectural, design and space utilization services for the four buildings located in downtown Glens Falls that represent GFNB’s main campus. The project was completed in 2023, and in 2023 payments to JMZ totaled approximately $127,000. The terms of the engagement from GFNB’s perspective were no less favorable than terms the Company could have obtained from a non-related party for comparable services in an arms-length transaction.

Board Risk Oversight:

The Board has responsibility for the oversight of risk management within the Company. The Board and its committees regularly discuss and review with management the areas of material risk exposure, the potential impact of such risks on the Company, the steps taken to monitor Company exposure to these risks and the controls adopted to mitigate such risk exposure.

The Board Committees assist the Board in fulfilling its oversight responsibilities throughout the year, as follows:

•Audit Committee: Reviews financial risk exposures by monitoring the independence and performance of the Company’s internal and external auditors, and the quality and integrity of the Company’s financial reporting process and systems of internal controls.

•Compensation Committee: Reviews all aspects of the compensation paid to executive officers, Directors and employees in general. The Committee assesses the ways, if any, in which any aspect of its executive compensation program may, as an unintended consequence, incentivize action or activities that expose the Company to inappropriate risks.

•Governance Committee: Focuses on the management of risks associated with Board organization, membership, structure and performance through its nomination process and Director independence assessment, its review of the organizational and governance structure of the Company and its periodic review of Board practices and policies concerning environmental, social and corporate governance.

In addition to these Board Committees, the Company has an Enterprise Risk Management (“ERM”) Committee at the senior management level to assist the Board by providing reasonable assurance regarding the achievement of the Company’s strategic objectives and to enhance the long-term value of the Company. The ERM Committee uses a Board-approved program that is applied both strategically and tactically, and is designed to identify, and manage on a holistic basis, potential and actual risks that may affect the Company. It is based on principles in the "Enterprise Risk Management – Integrated Framework," issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and other regulatory guidance. The Board receives periodic reports from the ERM Committee, which is chaired by the Director of Compliance and Risk ("DoCR") and includes executive, senior, and other designated managers as appropriate. The DoCR's primary function is to oversee risk management as well as regulatory and compliance requirements. The DoCR reports directly to the Chief Risk Officer. With regard to cyber risk, Arrow employs an in-depth, layered, defensive approach that leverages people, processes and technology to manage and maintain cybersecurity controls. The Board, Chief Information Officer, Director of Information Technology and our ERM Committee all have a role in the cybersecurity risk management program. The Company employs a variety of preventative and detective tools to monitor, block and provide alerts regarding suspicious activity, as well as to report on any suspected advanced persistent threats. Arrow has implemented and regularly reviews and updates extensive systems of internal controls and procedures as well as corporate governance policies and procedures intended to protect its business operations, including the security and privacy of all confidential customer information.

Socially Conscious Performance:

Corporate responsibility and sustainability play an important role in our current business strategy and long-term value creation for our shareholders, customers, communities and team members. We believe that socially conscious performance is critical to attracting and retaining the best talent, meeting the evolving needs of our customers and being good stewards of our communities. We are committed to operating in a manner that provides and maintains safe and healthy working conditions, protects the environment and conserves natural resources. We operate in compliance with applicable laws and regulations and are firmly committed to responsibly conducting business.

Arrow remains committed to strengthening financial lives within our communities through the power of care, capability, commitment and collaboration. Through our partnership, we aim to deliver meaningful engagement that translates into long‐term value for our team, our customers, our communities and our investors. We are dedicated to providing professional development and holistic support to our team and are working on many ways to demonstrate the value of differences, particularly around diversity, equity, inclusion and belonging (“DEIB”).

We have taken the following steps:

Employees
•Annual engagement with a diversity and inclusion consultant to assess diversity within our employee base and support for setting and tracking goals to encourage the advancement of minorities, women, veterans and persons with disabilities
•Professional development, wellness and mental health services to our employees through the Employee Experience Department and through outside Employee Assistance Program (EAP) contracted services
•Ongoing outreach to measure employee engagement
•Incorporated inclusion and belonging into our human resources policies, practices and learning and development programs
•Encouraged and facilitated employee giving through payroll deduction, dress-down days, and a fundraising campaign that totaled more than $103,000 out of their own pockets, a true reflection of our culture of giving

Arrow is proud of our many contributions to our customers and communities, including our commitment to conserving natural resources, complying with environmental regulations, meeting the financial needs of the low- to moderate-income population and giving back in dollars and volunteer hours.

Steps taken in this area include:

Customers
•Included energy-saving features into the renovation of our branches, such as interior and exterior LED lighting and energy-efficient plumbing in 60 percent of our branch network
•Incorporated the above environmentally friendly attributes into our Glens Falls, New York, headquarters renovation, which includes approximately 76,000 square feet of office space; motion-activated lighting; significant improvements to exterior wall and roof insulation; new HVAC systems with higher efficiency, which meet modern fresh-air and ventilation requirements; energy-efficient windows and entry doors; low-VOC materials; a separate tie-in to the city stormwater and sewer system to bypass the municipal treatment of rainwater collected off the building; and green plantings on a portion of the roof
•Installed solar panels at 20 South Street, part of our corporate headquarters, to support the main campus with approximately 3,000 square feet of green energy
•Reduced emissions via remote work and video conferencing for large segments of employees
•Provided and encouraged digital banking options and paperless statements
•Installed electric vehicle charging stations at our SNB Main Office
•Lending program to facilitate first-time home ownership
•Bank On-certified checking product for the unbanked or under banked population with no overdraft fees
•Partnership with numerous organizations to meet the financial needs of the low- to moderate-income population
•Educated and empowered our customers to prevent, detect and report fraud on their accounts with us
•Introduced easy-to-use fraud prevention digital services for businesses to monitor and approve activity on their accounts

Communities
•Maintained our philanthropic support of environmental sustainability in our community, including organizations that impact soil and water conservation, land conservation, sustainable farming, mountain and lake protection and stewardship, and parks and recreation

•Donated nearly $3 million in giving in the last five years and more than 31,000 hours served in the last four years
•Donated more than $781,000, including more than $103,000 from employee donations directly, and employees logged nearly 11,200 volunteer hours in 2023, a 19 percent increase over 2022, in support of arts and culture, child care, economic and workforce development, emergency assistance, food security, financial literacy, mental and physical health, safe and affordable housing, transportation and more
•Prioritization of donations to organizations that make it their mission to provide affordable homeownership, environmental or sustainable activities and programming, economic empowerment, health and human services and social progress
•GFNB and SNB maintain the Overall CRA rating of “Satisfactory” for meeting the credit needs of the communities within their assessment areas consistent with safe and sound operations. Our Subsidiary banks maintain the CRA rating of “Outstanding” for providing Community Development Services that meet the needs of their communities within their assessment area through the combinations of loans, investments and services.

Arrow believes that strong corporate governance is the foundation to delivering on our commitments to stakeholders. Arrow adheres to a comprehensive governance program.

Steps taken in this area include:

Shareholders and Corporate Governance
•Longstanding dedication to diversity on Arrow’s Board of Directors, exceeding NASDAQ requirements
•Both GFNB and SNB have maintained their Bauer Financial 5-Star "Exceptional Performance" ratings for the 16th and 14th consecutive years, respectively
•Developed Sustainability Investment Models for our socially conscious clients
•Strong cybersecurity protections and training
•Strong dedication to information security and data privacy
•Majority “independent” Directors
•Diverse Board of Directors with strong risk oversight
•Competitive and equitable compensation practices
•Benchmarking and third-party consultation with respect to compensation decisions

Shareholder Communications With the Board of Directors:

Any shareholder communication that is sent generally to the Company or the Board is directed to the Corporate Secretary, who will review it and advise the Board of the communication. Any such shareholder communication that is directed to an individual Director, Directors or a committee of the Board will be forwarded by the Corporate Secretary to such Director(s) or committee. The Corporate Secretary will retain and make available all such communications for review by the appropriate parties and will periodically summarize and report all such shareholder communications to the Board. Shareholders may communicate to the Board, to an individual Director or Directors, or to a particular committee of the Board by directing such communication either by email to corporatesecretary@arrowbank.com or in writing to: Board of Directors – Shareholder Communications, c/o Corporate Secretary, Arrow Financial Corporation, 250 Glen Street, Glens Falls, New York 12801. If a shareholder intends such communication to be delivered to an individual Director, specific Directors, or particular committee of the Board, we request that this information be prominently displayed at the beginning of the communication.

Named Executive Officers

The Company's Named Executive Officers for 2023 were David S. DeMarco, President and CEO; Penko K. Ivanov, CFO, Senior Executive Vice President, Treasurer and Chief Accounting Officer ("CAO"); David D. Kaiser, Senior Executive Vice President and Chief Credit Officer ("CCO"), Andrew J. Wise, Senior Executive Vice President and Chief Risk Officer ("CRO") and Thomas J. Murphy, our then President and CEO until May 2023, and interim CFO until February 21, 2023.

Litigation

As previously disclosed in certain of the Company’s filings with the SEC, on June 23, 2023, Robert C. Ashe filed a putative class action complaint (the "Ashe Lawsuit") against the Company in the United States District Court for the Northern District of New York. In addition to the Company, the complaint names as defendants Thomas J. Murphy, the Company’s former CEO and from September 30, 2022 to February 20, 2023, its interim CFO, Edward J. Campanella, the Company’s former CFO and Penko Ivanov, the Company’s current CFO (“Individual Defendants” and, together with the Company, the "Defendants"). The complaint alleges that the Defendants made materially false and misleading statements regarding the Company’s business, operations and compliance policies in the Company’s public filings between March 12, 2022 and May 12, 2023. The complaint further alleges that the Individual Defendants are liable for these materially false and misleading statements as "controlling persons" of the Company. Based on these allegations, the complaint brings two claims for violations of Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder and of Section 20(a) of the Exchange Act. Mr. Ashe, on behalf of a purported class of shareholders, seeks compensatory damages as well as recovery of the costs and fees associated with the litigation. On December 5, 2023, plaintiff Ashe filed an amended complaint that changed the putative class period to the period from August 5, 2022 through May 12, 2023, but challenged substantially the same statements on the same basis. On February 9, 2024, the Company moved to dismiss the action in its entirety. On April 22, 2024, the parties reached an agreement in principle to settle the matter, subject to final documentation and court approval. Management believes that the settlement will not have a material effect on the Company’s financial results.

On December 12, 2023 the Company become aware that Stephen Bull filed a complaint (Shareholder Derivative Complaint or Derivative Case) on behalf of Arrow against the three individual defendants in the Ashe Lawsuit as well as against all members of Arrow’s board of directors during the class period in Ashe. The Company is named solely as a nominal defendant in the action and would be the beneficiary of any recovery. The Shareholder Derivative Complaint alleges breaches of fiduciary duty (i) by the Ashe individual defendants based on substantially the same allegedly misleading statements pleaded in the Ashe complaint; and (ii) the director defendants by failing adequately to oversee the individual defendants and maintain internal and disclosure controls. Plaintiffs seek (i) unspecified damages (which would be payable to the Company) for costs incurred as a result of the alleged misstatements, including costs of investigation, remediation, and litigation, (ii) repayment of the director defendants’ compensation on an unjust enrichment theory, and (iii) an order directing the Company to take all necessary actions to reform and improve its corporate governance, and (iv) the recovery of costs and fees associated with the litigation. The Shareholder Derivative Complaint also asserts various federal securities claims based on the same alleged misrepresentations as set forth in the Ashe Lawsuit. On March 5, 2024, the parties filed a stipulation under which the defendants accepted service and the case will be stayed pending disposition of the motion to dismiss the Ashe action.

The Company intends to vigorously defend itself against the class action, should it not settle, and the derivative claims.

Stock Ownership Information

Directors and Executive Officers:

The following table sets forth the beneficial ownership of the Company’s common stock, as defined under SEC rules, as of April 8, 2024, the record date for the 2024 Annual Meeting, for each Director and NEO of the Company, as well as for all Directors and executive officers as a group.

Beneficial ownership includes all shares of common stock for which the individual has sole or shared voting power or investment power and all shares that the individual has the right to acquire within 60 days of the record date through the exercise of any option, RSU, warrant or right. There were 16,692,429 shares of the Company's common stock outstanding as of that date.

Name	Number of Shares Owned (a)		Options Exercisable and RSUs to Settle Within 60 Days		Total Beneficial Ownership of Company Common Stock	Percent of Shares Outstanding (b)
Mark L. Behan	7,688		5,087		12,775	*
Tenée R. Casaccio	20,331		8,878		29,209	*
Gregory J. Champion	6,022		1,196		7,218	*
Gary C. Dake	57,344		5,123		62,467	*
David S. DeMarco	35,580		31,581		67,161	*
Penko Ivanov	104		—		104	*
David D. Kaiser	26,427	(c)	31,583		58,010	*
David G. Kruczlnicki	55,377		3,332		58,709	*
Elizabeth A. Miller	38,361	(d)	4,861		43,222	*
Thomas J. Murphy (e)	69,205		24,761	(f)	93,966	*
Raymond F. O’Conor	49,995		5,087		55,082	*
William L. Owens	15,517		4,817		20,334	*
Colin L. Read	28,666	(g)	5,433		34,099	*
Andrew J. Wise	10,691		18,250		28,941	*
Total Shares of Directors and Executive Officers as a Group (17 people)	428,962	(h)	163,413		592,375	3.55%

(a)The Company has rounded partial share holdings for purposes of the table data.
(b)The use of an asterisk (“*”) denotes a percentage ownership of less than 1%.
(c)Includes 5,892 shares held in the Kaiser Family Trust.
(d)Includes 5,847 shares held in the Miller Family Partnership, L.P.
(e)Mr. Murphy terminated his employment as our President and CEO effective May 12, 2023. The reported figure reflects Mr. Murphy's holdings to the knowledge of the Company as of the 2024 record date of April 8, 2024.
(f)Mr. Murphy holds a total of 22,362 vested RSUs which will settle over a 10-year period beginning in May 2024, with the first tranche of 2,236 shares settling May 13, 2024 and included in the table above.
(g)Includes 3,020 shares held by Director Read's spouse.
(h)Includes 25 shares held by the spouse of an executive officer.

5% Shareholders:

The following table sets forth the beneficial ownership of the Company’s common stock as of April 8, 2024, the record date for the 2024 Annual Meeting, by the holder known by us to be a beneficial owner of more than 5% of the outstanding shares of the Company's common stock on such date. Beneficial ownership includes all shares of common stock for which the person or entity has sole or shared voting power or investment power.

Name	Shares Owned		Percent
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	1,254,712	(a)	7.52%	(b)

(a)The listed number of shares of the Company’s common stock by BlackRock, Inc. ("BlackRock") is based solely upon a Schedule 13G, Amendment No. 14 filed by BlackRock on January 26, 2024 with the SEC. In that schedule, BlackRock reported that as of December 31, 2023, it had sole dispositive power over all such shares and the sole voting power with respect to 1,231,854 shares. BlackRock is an asset management company that provides asset management services to numerous mutual funds.
(b)Percentage based on 16,692,429 shares of the Company's common stock outstanding on April 8, 2024.

The Company's Subsidiary banks, GFNB and SNB, in their capacities as fiduciary of numerous accounts in their respective Wealth Management departments, including, in the case of GFNB, as trustee of the Company's Employee Stock Ownership Plan (“ESOP”), held between them 1,990,454 shares of the Company's common stock, or 11.9% of the total shares outstanding and entitled to vote on the record date. However, GFNB and SNB are not the beneficial owners of these shares. Other persons, such as the individual ESOP participants, had the sole power to vote and/or direct the disposition of most of these shares. As a result, neither GFNB nor SNB were the beneficial owners of more than 5% of the shares of the Company's common stock outstanding and entitled to vote on the record date.

Compensation Discussion and Analysis

The Compensation Discussion and Analysis explains our executive compensation program for our Named Executive Officers (NEOs) listed below.

NEO	Title
David S. DeMarco (1)	President and Chief Executive Officer (“CEO”)
Penko Ivanov (2)	Chief Financial Officer (“CFO”), Senior Executive Vice President, Treasurer and Chief Accounting Officer (“CAO”)
David D. Kaiser	Senior Executive Vice President and Chief Credit Officer ("CCO")
Andrew J. Wise (3)	Senior Executive Vice President and Chief Operating Officer ("COO")
Thomas J. Murphy (1)	Former President and CEO and as Former Interim CFO

(1) Mr. Murphy served as interim CFO of the Company until February 21, 2023. Effective May 12, 2023, Mr. Murphy terminated his employment as President and CEO and as a director of the Company and all other positions he held with the Company and its affiliates. Effective May 13, 2023, the Company appointed Mr. DeMarco to serve as President and CEO of the Company and GFNB, in addition to continuing to serve as President and CEO of SNB. On July 18, 2023 Mr. DeMarco's employment agreement was amended and restated effective May 13, 2023, as described in more detail in the Agreements with Named Executive Officers section below.

(2) Mr. Ivanov was appointed CFO, Executive Vice President, Treasurer and CAO effective February 21, 2023. On July 18, 2023, Mr. Ivanov was appointed Senior Executive Vice President, CFO, Treasurer and CAO of the Company. He received a compensation package that is customary with our compensation packages for our other NEOs. Mr. Ivanov's amended and restated employment agreement is described in more detail in the Agreements with Named Executive Officers section below.

(3) Mr. Wise served as Senior Executive Vice President and COO of the Company in 2023 and early 2024. On February 1, 2024, he was appointed as Senior Executive Vice President and CRO of the Company.

The Compensation Discussion and Analysis also describes the process followed by the Compensation Committee for making pay decisions, as well as its rationale for specific decisions related to 2023. It is organized as follows:

•Overview
•Philosophy and Program
•Process
•Decisions
•Other

Overview:

The following section provides an overview of our business, 2023 performance and our key compensation actions.
Business Environment and Performance
Arrow Financial Corporation delivered another year of strong financial results in 2023 with record loan growth and strong credit, capital and liquidity positions.

While 2023 posed its challenges, it did not distract us from growing the business. The loan portfolio reached a record high, increasing $224 million or 7.5% to $3.2 billion, excluding the effects of hedge accounting adjustments. We issued a cash dividend to our shareholders for the 43rd consecutive quarter, expanded our existing stock repurchase program by $5 million, reinstated our dividend reinvestment program and issued an annual stock dividend for the 15th consecutive year.

In 2023, we completed a multi-year renovation project on our downtown Glens Falls, New York headquarters, invested in our people through expanded learning and development programs and continued to advance our technology, enhancing our capabilities and delivering a superior customer experience. We remained steadfast in our commitment to making meaningful contributions to our customers, employees, shareholders and the communities we serve. Arrow’s conservative business model emphasizes a strong capital position, high loan quality, knowledge of our market and responsiveness to our customers. Summary results for the fiscal year ended December 31, 2023 include:

In addition to our total shareholder return performance, we also highlight several important financial achievements in 2023 below.

2023 Returns	2023 Growth	2023 Asset Quality
A 3% stock dividend was distributed to shareholders during 2023.

Cash dividends paid effectively increased 3% year-over-year.

Return on average equity (ROE) was 8.29%.

Return on average assets (ROA) was 0.74%.

	The loan portfolio reached a record high, increasing 7.5% to $3.2 billion, excluding the effects of hedge accounting adjustments. Total deposit balances were $3.7 billion, a 5.4% increase over 2022.	Asset quality remained strong, nonperforming assets represented 0.51% of total assets at December 31, 2023. Allowance for net loan losses represented 0.07% of average loans at December 31, 2023.

Compensation Program Overview
Our compensation program includes several integrated elements designed to retain and appropriately award our NEOs, enhance the long-term profitability of the business within acceptable risk parameters, align the financial interests of our NEOs with the interests of our shareholders and support a total rewards approach to executive compensation. The charts below show the elements of pay and their relative magnitude for our President and CEO, Mr. DeMarco, and our other NEOs as of December 31, 2023.
Key Compensation Decisions and Actions
The business environment and our performance impacted various compensation decisions. The following is a summary of key decisions and actions regarding executive compensation in 2023 and early 2024.

•Base Salary Adjustments: Recognizing the uncertainty of current macro-economic forecasts, at the request of management, the Compensation Committee did not approve salary increases for the NEOs until July 1, 2023. Mr. DeMarco's salary increased from $395,000 to $575,000 related to his promotion to President and CEO on May 13, 2023. Mr. Ivanov's salary increased from $360,000 to $390,000 related to his promotion to Senior Executive Vice President on July 18, 2023. Mr. Kaiser's salary increased from $325,000 to $350,000. Mr. Wise's salary increased from $325,000 to $350,000.
•Short-Term Incentive Plan (“STIP”) Awards: In February 2024, awards were paid to our NEOs based on the achievement of specified Company and individual performance results for fiscal year 2023. Actual bonus payouts as a percentage of target were 75% on average for 2023 for our NEOs. Further details are available under the "STIP Award Decisions" in the Compensation Discussion and Analysis section.
•Long-Term Incentive Plan ("LTIP") Awards: In January 2023, grants of stock options were made to the NEOs. These awards were made to better align our NEOs' interests with those of our shareholders and to foster a long-term performance orientation. The awards vest ratably in four equal annual installments which helps promote retention.
•Restricted Stock Unit Award: In January 2023, the now former CEO Mr. Murphy was awarded RSUs that vest after three years and will be distributed ratably over 10 years post retirement. As a result of Mr. Murphy's departure, all of his RSUs accelerated and will be subject to the established distribution schedule in accordance with the terms of the award.
•New Employment Agreements: On February 1, 2024, the Company entered into new employment agreements with each of Messrs. DeMarco, Ivanov, Kaiser and Wise. The employment agreements are described in more detail in the Agreements with Named Executive Officers section, below.
•New Clawback Policy: During 2023, the Board of Directors adopted a new Clawback Policy that is in compliance with the SEC’s and Nasdaq’s recently adopted final rules. In addition, the Clawback Policy includes a broader recoupment feature that allows the Compensation Committee, in its discretion, to require recoupment, repayment or forfeiture, as applicable, of any time- or performance-based cash or equity compensation awards under certain triggering events.

Philosophy and Program:

The following section describes our overall compensation philosophy and program elements. Our executive compensation program is designed to attract and retain key executives and to motivate our executives to improve the Company’s long-term profitability within acceptable risk parameters. We accomplish this through a number of compensation elements, each with its own purpose, operation and timing.

Base Salary
•Purpose: Provide fixed compensation for performance of the requirements of the position.
•Operation: In setting or adjusting base salary levels for our NEOs, the Compensation Committee may consider the following factors: the executive’s position, recent promotions, Company and individual performance, market compensation information, experience, professional standing in the field of banking and financial services and commitment to the community.
•Timing: Base salaries for new hires are set as part of the negotiation process when individuals are being recruited. Base salaries for our NEOs are subsequently reviewed and approved annually by the Compensation Committee, typically in January, so the Compensation Committee can take into account performance results from the complete prior fiscal year, as well as any proposed organizational changes.

STIP
•Purpose: Reward Company and individual performance relative to our annual performance goals.
•Operation: Our STIP is based on a comprehensive quantitative and qualitative assessment of both Company and individual performance. In setting goals under the STIP, the Compensation Committee considers multiple inputs, including but not limited to: specific financial goals, trend analysis regarding our financial performance, general business and economic outlook, and individual goals and objectives. The Compensation Committee, in its sole discretion, will determine, on a case-by-case basis, whether an NEO will receive a bonus award for the year and, if so, the amount of this bonus.
•Timing: The Compensation Committee meets at the beginning of each year to determine the STIP awards for the previous year when the Company’s final year-end performance is generally known and can be accurately measured. At the same meeting, the Compensation Committee also typically sets the STIP goals for the current year.

LTIP
•Purpose: Align the interests of our NEOs with those of our shareholders and foster a long-term performance orientation.
•Operation: Long-term incentive compensation is provided through the Company’s LTIP. The LTIP allows for grants of various types of equity awards, such as restricted stock, RSUs and stock options. Historically, the Company has provided long-term incentive compensation in the form of stock options, which only provide value to our NEOs if the Company’s stock price increases. Stock options vest 25% per year over a four-year period which promotes participant retention. The stock options have a term of 10 years, which we believe effectively focuses management on long-term performance. In 2018, we expanded the use of long-term incentives to include RSUs for Mr. Murphy. The RSUs granted in 2021, 2022 and 2023 vested 100% due to Mr. Murphy's departure and all of Mr. Murphy's RSU's will be settled over a 10-year period beginning in May 2024, with the first tranche of 2,236 shares settling May 13, 2024.
•Timing: The Company’s annual stock option awards and RSUs are generally granted in January each year, shortly after the close of the Company’s fiscal year.

Executive Benefits
•Purpose: The executive benefit program is intended to provide appropriate security and benefits for our NEOs, allowing them to focus on managing the business.
•Operation: Generally, NEOs are eligible for the benefits package we offer to our full-time employees, which includes medical, dental, life/long-term disability insurance and qualified retirement plans. In addition, our executive compensation program includes a Supplemental Executive Retirement Plan ("SERP"), Deferred Compensation Plan, limited executive perquisites (the personal use of a company automobile, reimbursement of country club dues and a golf course membership, as applicable), and Employment Agreements. See the following sections for additional information on these programs:
◦"Pension Benefits and Table" – contained in the Executive Compensation section
◦"Nonqualified Deferred Compensation" – contained in the Executive Compensation section
◦Agreements with Named Executive Officers section
•Timing: Executive benefits are reviewed and approved by the Compensation Committee on an annual basis.

The Compensation Committee believes these four components – base salary, short-term incentives, long-term incentives, and executive benefits – comprise a total compensation program that retains and appropriately rewards NEOs, aligns the financial interests of our NEOs with the interests of our shareholders, and supports a total rewards approach to executive compensation. While we have no stated policy on the allocation of compensation and benefits, our executive compensation program is reviewed at least annually by the Compensation Committee to ensure that various considerations, such as fixed versus variable, short-term versus long-term, cash versus equity-based compensation, and benefits provided remain appropriate considering competitive pressure and the Company’s primary business objectives.

Compensation Policies and Features
In addition to our compensation elements, the executive compensation program also incorporates the following policies and features, which the Compensation Committee feel are important aspects of a well-constructed, balanced compensation program.
•Hedging and Pledging Policies: The Company has hedging and pledging policies for its Directors and officers who are subject to the SEC’s Section 16 reporting requirements. The policies prohibit Directors and Section 16 Officers from entering into financial transactions designed to hedge or offset any decrease in market value of Company common stock. In addition, the Company requires Board approval prior to the pledging of any Company stock by an NEO. The Company does not have a hedging policy for non-Executive Officer employees.
•Clawback Policy: The Board adopted a policy to provide for the recoupment, repayment or forfeiture, as applicable, of certain compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws. The Policy also provides the Compensation Committee, in its discretion, to require recoupment, repayment or forfeiture, as applicable, of any time- or performance-based cash or equity compensation awards under certain triggering events including, but not limited to, engaging in intentional or other misconduct, including dishonesty or unethical conduct.
•Stock Ownership Policy: The Company has a stock ownership policy for NEOs. NEOs are required to own shares of the Company’s common stock equal in value to three times base salary for the CEO and equal in value to one times base salary for other NEOs. Until the required ownership is attained, this policy restricts the NEO’s ability to sell shares of the Company’s common stock obtained through the 2022 LTIP (or predecessor plans). These stock ownership requirements are measured each year by the Compensation Committee, using holdings valued as of the Company's annual meeting record date for that year. Common shares owned outright or vested shares held through benefit plans are currently counted toward the stock ownership requirement. Individuals have five years from appointment or promotion to a Company executive officer to meet these requirements. The independent members of the Board have the discretion to address and approve exceptions on a case-by-case basis. Mr. Ivanov has until February 21, 2028 to attain compliance with the Stock Ownership Policy. All of the Company's other NEOs are in compliance with the Stock Ownership Policy.
•No Tax Gross-Ups: The Company does not pay any taxes that are owed by its NEOs.
•Double-Trigger Mechanism: Employment agreements for all NEOs include a “double-trigger” mechanism for change-of-control payments.
•No Stock Option Repricing: The Company has never repriced stock options. The 2022 LTIP prohibits repricing without shareholder approval.

Process:

The following section describes the process and key inputs that are considered in making decisions regarding NEO compensation.

Role of the Compensation Committee, Independent Consultants and Management
Each year the Compensation Committee discusses, reviews, recommends, and approves certain actions related to NEO compensation and our overall compensation program. The Committee utilizes outside advisors in certain cases to assist them in the review and decision-making process. Additionally, certain members of the management team assist in developing materials and proposals that support our compensation philosophy and objectives for the Compensation Committee to consider during the year.

•The Compensation Committee: Oversees our executive compensation policies and process. The Committee is responsible for the final decisions on components of executive compensation for the CEO and the other NEOs and makes recommendations to the full Board, as appropriate. The Compensation Committee is also responsible for reviewing and approving all aspects of compensation of our CEO and other NEOs, and it receives input from the CEO and the full Board on key compensation policy issues.
•The Committee’s Independent Consultant: The Compensation Committee retained the services of Pearl Meyer & Partners, LLC (“Pearl Meyer”) to provide assistance regarding executive compensation and support with compensation policies and proxy disclosure. Pearl Meyer provided no other consulting services for the Company in 2023 and has certified its independence for the Committee.
•Company Management: Our CEO provides the Compensation Committee with an annual review of the achievement of his own goals for the Company, including broad performance and individual goals, as well as a performance assessment for each of the other NEOs. Management also provides information and data on Company and individual performance and executive compensation to the Compensation Committee. Although our CEO provides insight and recommendations regarding NEO compensation, the Compensation Committee votes on decisions regarding NEO compensation. Where appropriate, the Board will also make recommendations or determinations or give its approval regarding NEO compensation. Although the Compensation Committee meets with our CEO to obtain his views, goals and assessments regarding compensation matters, as discussed above, the decisions regarding his compensation package are made solely by the Compensation Committee without the CEO or other NEOs present.

Benchmarking
In setting program targets and making compensation decisions, the Compensation Committee uses a variety of data sources and information related to market practices for bank holding companies like ours.

The Compensation Committee considers a select number of key inputs, summarized below, to provide market-competitive information for base salary, short and long-term incentive targets, and estimated total direct compensation, with ranges for performance. This information allows the Compensation Committee to see potential pay and range of pay for executive roles, and it provides context for the Committee in setting targeted pay levels going forward.

On an annual basis, the Compensation Committee conducts a peer review of benchmarking data through the Company's participation in the annual New York Bankers Association ("NYBA") Pearl Meyer Report. Additionally, the group periodically commissions an independent outside consulting firm to conduct a comprehensive review of the Company’s executive compensation program. These periodic reviews provide an independent and objective analysis of all elements of compensation, individually and in aggregate, relative to market and peer group practices.

The primary data sources used in determining the competitive market for NEO compensation include the information publicly disclosed by a peer group of other publicly traded banks and data from other banking industry surveys representing bank holding companies of similar asset size and regions to that of the Company. The peer group is determined using objective parameters that reflect bank holding companies of similar asset size located in our general geographic region.

Our peer group used for purpose of setting compensation levels is listed below. It consists of 29 companies in the Northeast that ranged from approximately $3.0 billion and above in assets, positioning the Company at approximately the median for size at the time of the NYBA Pearl Meyer Report:

Bangor Savings Bank Bar Harbor Bank & Trust Bristol County Savings Bank Brookline Bancorp Cambridge Savings Bank Camden National Corporation Cape Cod 5 Coastal1 Credit Union Columbia Bank (NJ) Eastern Bank	Five Star Bank (NY) HarborOne Bank Hudson Valley Credit Union Institution for Savings Kearny Bank Leader Bank, N.A. Metro City Bank Middlesex Savings Bank Navigant Credit Union Northwest Bancshares, Inc.	OceanFirst Bank PeoplesBank Ridgewood Savings Bank Rockland Trust Company Salem Five Bank The Washington Trust Company Union Savings Bank United Nations Federal Credit Union Visions Federal Credit Union

Previous Say-on-Pay Vote Results
We strive to continually deliver a compensation program that is aligned with our business strategy and needs, compensation philosophy and objectives, and market best practices. In 2023, 90% of our votes cast were in favor of our “say-on-pay” vote.

Decisions:

The following section describes the decisions made regarding NEO compensation.

Base Salary Decisions
The Compensation Committee reviews the current base salaries for our NEOs each year. The Committee reflected on corporate and individual executive performance for 2022 in determining any merit-based increases. Recognizing the uncertainty of current macro-economic forecasts, the Compensation Committee determined that it would not increase base salaries in February of 2023. In July 2023, the Compensation Committee reassessed the NEOs salaries, including considering the competitiveness of current salary levels to comparable companies. At that time, the Compensation Committee approved the base salaries below for Mr. DeMarco, effective May 13, 2023, and for other Named Executive Officers, effective July 1, 2023. The nature of each increase for each NEO is described in the table below.

Named Executive Officer	2022 Salary	2023 Increase		2023 Salary	Nature of Increase
		% of Base Salary	Amount
David S. DeMarco (1)	395,000	45.57	180,000	575,000	CEO appointment, Merit and Additional Responsibilities
Penko Ivanov (2)	—	8.33	30,000	390,000	Merit and Additional Responsibilities
David D. Kaiser	325,000	7.69	25,000	350,000	Merit and Additional Responsibilities
Andrew J. Wise	325,000	7.69	25,000	350,000	Merit and Market-Based
Thomas J. Murphy (3)	650,000	—	—	650,000	Not applicable

(1) Mr. DeMarco's salary increase was effective in May 2023 commensurate with his promotion.

(2) Mr. Ivanov was appointed Chief Financial Officer, Executive Vice President, Treasurer and Chief Accounting Officer effective February 21, 2023. His initial starting salary was $360,000.
(3) Effective May 12, 2023, Mr. Murphy terminated his employment as President and CEO and as a director of the Company and all other positions he held with the Company and its affiliates.

STIP Award Decisions
Each year, the Compensation Committee sets goals that will result in bonus awards only in years of successful financial performance by the Company. The STIP has a master governor feature that limits the total pool for all participants to 10% of Net Operating Earnings (defined below) after subtracting 7% of fiscal year end shareholders equity. Each of our NEOs has a stated target bonus amount based on their role. For 2023, each NEO other than Mr. Murphy was eligible to receive an award under the STIP. Mr. Murphy did not receive an award due to his separation from the Company prior to the end of the year.

Determining the Individual NEO STIP Funding Maximums: To determine individual NEO STIP maximum bonus payouts for the year, the Compensation Committee uses Internal Net Operating Earnings (“Internal NOE”), which is different from U.S. Generally Accepted Accounting Principles (“GAAP”) in that it represents the net income of the Company before considering significant nonrecurring items, net of tax. The significant nonrecurring items are reviewed by the Compensation Committee on a case-by-case basis to determine their appropriateness for inclusion or exclusion from the calculation. Items are included to the extent that they are relevant, regularly recurring and deemed to be in the normal course of business operations. Individual NEO STIP maximums are funded based on Internal NOE performance relative to the stated goals. The interpolations between threshold and target, and target and maximum are to increase the funding by 5 percentage points for every one percentage point increase in Internal NOE.

Named Executive Officer	Base Salary	Target STIP %	Target STIP Amount	Maximum STIP Payout Opportunity
David S. DeMarco	$575,000	50	$287,500	$431,250
Penko Ivanov	390,000	40	156,000	234,000
David D. Kaiser	350,000	40	140,000	210,000
Andrew J. Wise	350,000	40	140,000	210,000

Determining the amount of the annual STIP awards for an NEO consists of the following three-part process.

1.Financial Performance Assessment: The Company performs an assessment of financial performance using the basket of weighted Company performance measures that were approved at the beginning of the year. The Compensation Committee believes this structure provides an appropriate portfolio of performance goals and a balanced perspective while ensuring sound risk management. In the case of each goal, participants can receive less than the stated amount if the goal is not met, but not greater than such amount if the goal is exceeded. The following table shows the performance measure and goal weighting for 2023:

Company Performance Measure	Target Weighting for Goals (CEO)	Target Weighting for Goals (Other NEOs)	Target Goal	Actual Achieved	Actual % Funded (CEO)	Actual % Funded (Other NEOs)
Internal NOE ($M)	60%	80%	$50.00	$34.47	41.36	55.15
ROE (using Internal NOE)	10%	5%	13.48%	9.50%	7.05	3.52
Efficiency Ratio	10%	5%	55.45%	65.18%	8.03	4.01
Non-Performing Loans	10%	5%	0.50%	0.66%	6.80	3.40
Net Charge-Offs	10%	5%	0.15%	0.08%	10.00	5.00
Total	100%	100%			73.24	71.09

2.Individual Performance: The Compensation Committee also performs an overall assessment of each NEO's performance (excluding the CEO for purposes of STIP measurement, since the CEO's goal is weighted 100% to Company performance). The Compensation Committee relies on input from the CEO for assessment of the other NEOs. Based on the CEO's assessment, the Committee approved individual achievement against individual performance goals for each NEO (excluding the CEO).

3.Application of Corporate and Individual Goal Weighting: The next step in determining the NEO’s STIP awards is the application of the relative weighting assigned to Company performance versus individual performance for that NEO. Typically, the relative weighting for NEOs is based on their position with the Company. For 2023, the mix emphasizes corporate performance at 75%, with individual performance weighted at 25%. The CEO's mix remained unchanged at 100% corporate performance.

Named Executive Officer	Bonus Weighting
	% Company	% Individual
David S. DeMarco	100	0
Penko Ivanov	75	25
David D. Kaiser	75	25
Andrew J. Wise	75	25

Although there is a formula for determining STIP awards, the Compensation Committee retains full discretion for approving awards to all our NEOs. In February 2024, the Compensation Committee reviewed the parameters and results of the 2023 STIP award goals for its NEOs. The Compensation Committee approved 2023 bonus funding levels at 75% of the target, reflecting on both achievement of Company and individual goals, and an overall assessment of performance. The amounts of the STIP awards paid to Messrs. DeMarco, Ivanov, Kaiser and Wise were as set forth below. Payments were made in February of 2024.

Named Executive Officer	2023 Annual Incentive Actual Awards
	Amount	% of Base Salary
David S. DeMarco	$215,625	37.5
Penko Ivanov	97,500	25.0 (1)
David D. Kaiser	105,000	30.0
Andrew J. Wise	105,000	30.0

(1) Penko Ivanov was appointed Chief Financial Officer, Executive Vice President, Treasurer and Chief Accounting Officer effective February 21, 2023. His 2023 STIP payment was prorated to reflect his service time.

LTIP Award Decisions
At its February 2023 meeting, the Compensation Committee awarded stock options to our NEOs. The Compensation Committee has had a long-standing practice of granting a fixed number of stock options to executives that it believes provides a proper incentive for alignment and motivation while maintaining a conservative risk profile. The following stock option awards were granted at an exercise price of $32.41, the closing price of our common stock on the date of grant, and vest ratably over a four-year period. The grant date fair value of such awards was estimated in each case using the Black-Scholes method.

Named Executive Officer	Stock Option Grants in February 2023 (# shares)	Grant Date Fair Value of February 2023 Option Awards
David S. DeMarco	5,000	$40,100
David D. Kaiser	5,000	40,100
Andrew J. Wise	5,000	40,100
Thomas J. Murphy	10,000	80,200

In addition to the annual stock option grants awarded to the NEOs, Mr. Murphy received 5,014 RSUs that were scheduled to vest 100% after three years of service and settled over a 10-year period beginning one year after his retirement. As adjusted for the 3% stock dividend distributed on September 26, 2023, the RSU grant now contains 5,164 shares. The RSU grant value represented 25% of Mr. Murphy’s fiscal year-end base salary at December 31,

2022. The Committee determined to grant this award to Mr. Murphy based on a comprehensive analysis and discussion with the Company’s independent compensation advisor, with the goal of fostering long-term shareholder alignment through and following the executive’s career at the Company. All of Mr. Murphy's unvested RSU grants accelerated in connection with his 2023 departure and will settle over 10 years consistent with the award terms.

2024 Executive Benefits Plan Decisions
The Compensation Committee approved new employment agreements with Messrs. DeMarco, Ivanov, Kaiser and Wise effective February 1, 2024. The Compensation Committee will continue to review the appropriateness of employment agreements on a case-by-case basis. The employment agreements are described in more detail in the Agreements with Named Executive Officers section.

The Compensation Committee did not make any other changes to executive benefits programs or policies, but did provide for the continuation of other programs, such as our Deferred Compensation Plan and limited executive perquisites. Although equity incentive awards are typically made in January of each year, the Compensation Committee did not make any such awards in 2024. The Compensation Committee is reassessing its equity incentive program and may grant the equity incentive awards later in 2024.

Other Information:

The following are other aspects of our compensation that are material to our overall program, process, and decisions.

Risk Oversight - Compensation
The Board of Directors, Compensation Committee, and management will continue to ensure that proper policies are maintained to monitor compensation levels carefully to ensure they reflect an appropriate balance of pay-for-performance within acceptable risk parameters. We believe incentive compensation awards should be aligned with the institution’s overall business strategy and support its desired risk profile. To that end, each year management conducts an internal compensation risk assessment to understand the various elements of its overall compensation program, including all incentives. As part of the exercise, management annually completes an inventory of our existing compensation programs, including incentives; evaluated the plans; determined the existence of management and Committee oversight; considered appropriate risk mitigants; and assigned a risk rating based on documentation to support these controls. The Company recognizes that an effective incentive program should encourage and reward appropriate performance and requires an appropriate amount of risk-taking, which is in the long-term benefit of the Company and shareholders. Based on this evaluation, the Company has determined its compensation programs and policies do not create excessive and unnecessary risk. Our determination is supported by the following key attributes:
•Our compensation program contains an appropriate balance of fixed and variable compensation.
•The Company offers incentive compensation in multiple forms, including, historically, the award of stock options that vest over time and an RSU award for our CEO. The Compensation Committee is reassessing its long-term equity incentive program and may grant equity incentive awards later in 2024.
•Our STIP contains both a threshold and maximum payment, protecting the Company from the extreme levels of risk that accompany unlimited upside incentive compensation programs and inappropriate pay and performance alignment.
•Although there is a formula for determining the dollar amount of the annual STIP bonus awards, the Compensation Committee retains full discretion for making STIP bonus awards to our executive officers.
•The Company has share ownership guidelines that further promote and incentivize long-term thinking to serve the best interests of the Company.
•Our benefits programs are competitive with the market and provide for reasonable baseline levels of health, welfare and security, further enhancing the risk-mitigating aspects of our overall program.
•We have adopted a “clawback” policy which provides the Compensation Committee, in its discretion, to require recoupment, repayment or forfeiture, as applicable, of any time- or performance-based cash or equity compensation awards paid or payable to an executive officer under certain triggering events including, but not limited to, engaging in intentional or other misconduct, including dishonesty or unethical conduct.

The Company and its Board, including the Compensation Committee, will continue to ensure that proper policies are maintained to monitor ongoing risk management and assessment of compensation practices.

Impact of Accounting and Tax on the Form of Compensation
The Compensation Committee and management consider the accounting and individual and corporate tax consequences of the compensation plans prior to making changes. The Compensation Committee has considered the impact of the expense, which will be recognized by the Company in accordance with FASB ASC TOPIC 718, on the Company’s use of long-term equity incentives. The Compensation Committee believes it is important and necessary that it retain the discretion to provide and revise compensation arrangements as it determines are in the best interest of the Company and its shareholders, which such compensation may be in excess of $1 million and would not be deductible under the limitations imposed by §162(m) of the IRC, as amended.

Compensation Committee Report:
The Compensation Committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis section, as required by Item 402(b) of the SEC’s Regulation S-K and the Compensation Committee’s Charter. Based on its review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

David G. Kruczlnicki, Chair
Mark L. Behan
Gary C. Dake
William L. Owens

Executive Compensation

This Executive Compensation section includes several tables with details of the compensation actually paid and/or awarded to certain NEOs of the Company for each of the last three fiscal years. Tables included in this section are:

•Summary Compensation
•Grants of Plan-Based Awards
•Outstanding Equity Awards at Fiscal Year-End
•Option Exercises and Stock Vested
•Pension Benefits

Summary Compensation Table:

The following table sets forth information concerning total compensation paid to and compensatory awards received by each of the NEOs for each of the relevant years:

Name and Principal Position	Year	Salary	Bonus (a)	Stock Awards (b)	Option Awards (c)	Non-Equity Incentive Plan Compensation (d)	Change in Pension Value and Non-qualified Deferred Compensation Earnings (e)	All Other Compensation (f)	Total
David S. DeMarco Senior Executive Vice President and CEO (g)	2023	$502,308		—	$40,100	$215,625	$151,195	$34,304	$943,532
	2022	395,000		—	38,250	176,557	98,377	34,005	742,189
	2021	365,000		—	24,250	157,246	84,891	32,522	663,909
Penko Ivanov, Senior Executive Vice President, Treasurer and CFO	2023	310,154	40,000	—	—	97,500	—	21,678	469,332
David D. Kaiser Senior Executive Vice President and CCO	2023	336,538		—	40,100	105,000	108,509	34,489	624,636
	2022	325,000		—	38,250	145,268	71,538	32,769	612,825
	2021	300,000		—	24,250	129,243	54,844	30,354	538,691
Andrew J. Wise Senior Executive Vice President and CRO (h)	2023	336,538		—	40,100	105,000	47,382	41,458	570,478
	2022	325,000		—	38,250	145,268	21,388	40,358	570,264
	2021	300,000		—	24,250	129,243	21,178	37,363	512,034
Thomas J. Murphy Former President and CEO, Interim Treasurer, CFO, and CAO (g)	2023	367,500		162,504	80,200	—	1,031,417	20,383	1,662,004
	2022	650,000		149,984	76,500	363,170	470,237	32,313	1,742,204
	2021	600,000		139,297	48,500	430,229	908,942	19,121	2,146,089

(a)     Mr. Ivanov received a sign-on bonus of $40,000 after 90 days of employment.

(b)    This column sets forth the grant date fair value of the RSUs granted under the Company’s 2013 LTIP for each of the listed years, calculated in accordance with FASB ASC TOPIC 718 using the assumptions referred to in the Company's financial statements, footnotes to financial statements and Management's Discussions and Analysis in the Company's Form 10-K for the year ended December 31, 2023. The estimated value of each RSU granted in 2023 under the 2013 LTIP was $31.47, the closing price of our common stock on the date of the grant as restated for the 3% stock dividend distributed in September 2023.
(c)    This column sets forth the grant date fair value of option awards granted under the Company’s compensatory stock plans for each of the listed years, calculated in accordance with FASB ASC TOPIC 718 using the assumptions referred in the Company's financial statements, footnotes to financial statements and Management's Discussions and Analysis in the Company's Form 10-K for the year ended December 31, 2023. The grant date fair value of each stock option granted under the 2013 LTIP, in each case using the Black-Scholes model to estimate fair value, was $4.85 per option share in 2021 (all grants were made January 27, 2021); $7.65 per option share in 2022 (all grants were made January 26, 2022) and $8.02 per option share in 2023 (all grants were made February 1, 2023). All such stock options vest ratably in equal installments over the first four anniversaries following the date of grant. In connection with Mr. Murphy's May 12, 2013 departure, all unvested options held by Mr. Murphy on May 12, 2023 were forfeited and he has until May 12, 2024 to exercise all vested options held by him on his last day of employment.
(d)    This column sets forth the STIP payments made for each of the listed years, based on the financial performance of the Company, strategic Company results and individual performance factors during that year, as applicable. STIP amounts payable for a given year are generally paid in February of the succeeding year.
(e)    This column sets forth the actuarial increase during each of the listed years in the present value of the retirement benefits under qualified pension plans and nonqualified deferred compensation plans established by the Company that cover such NEO, determined using interest rate, mortality rate and other assumptions consistent with those used in the Company’s financial statements. The increase in present value of retirement benefits reported for each of the NEOs for 2023 includes (i) under the Company’s Employees’ Pension Plan (“Pension Plan”), $153,706 for Mr. Murphy, $53,855 for Mr. DeMarco, $51,003 for Mr. Kaiser and $30,644 for Mr. Wise and (ii) under the Company’s SERP, $44,522 for Mr. DeMarco, $20,535 for Mr. Kaiser and $16,738 for Mr. Wise. For Mr. Murphy, as discussed in "Payments to Our Former President and CEO," the Compensation Committee approved the Special SERP Award for Mr. Murphy in 2018, the present value of which was calculated by the Company at year-end 2023 to be approximately $1,864,180, leading to a total increase in the present value of his "makeup" SERP and Special SERP Award of $877,711.
(f)    All Other Compensation includes the following components for 2023:

Name	Company Contribution to ESOP	Life Insurance & Long Term Disability Premiums Paid by Company for Benefit of NEO	Dollar Value of Discount in Share Price for Company Common Stock Purchased Under Employees' Stock Purchase Plan	Perquisites Received Greater than $10,000		Total Other Compensation
David S. DeMarco	$19,800	$1,146	$26	$13,332	(1)	$34,304
Penko K. Ivanov	—	2,159	—	19,519	(1)	21,678
David D. Kaiser	19,800	1,146	5	13,538	(1)	34,489
Andrew J. Wise	19,800	1,146	105	20,407	(1)	41,458
Thomas J. Murphy	19,800	477	105	—	(1)	20,383

(1)Messrs. DeMarco, Ivanov, Kaiser, Wise and Murphy received both a country club membership and personal use of a Company vehicle.

(g)    Mr. Murphy's Departure was effective May 12, 2023. Effective on May 13, 2023, the Company appointed Mr. DeMarco to serve as President and CEO of the Company and President and CEO of GFNB in addition to continuing to serve as President and CEO of SNB.
(h)    Mr. Wise served as the COO of the Company until his appointment on February 1, 2024 as the CRO.

Grants of Plan-Based Awards Table:

As noted in the Compensation Discussion and Analysis, the Company provides officers and key employees with both an annual STIP and an LTIP to attract and retain such officers and employees and to motivate them to improve the Company’s short- and long-term performance, respectively.

The STIP bonus payable to covered individuals, including NEOs, is based on a comprehensive quantitative and qualitative assessment of both Company and individual performance. The amounts listed in the table below represent each NEO’s 2023 target incentive award, as well as their threshold incentive award (50% of target) and maximum incentive award (150% of target). The Compensation Committee, in its sole discretion, will determine on a case-by-case basis whether an NEO will receive a STIP bonus payment for the year and, if so, the amount of this bonus, which typically falls within the limits set forth above. Because a STIP bonus payment is discretionary, no NEO has a contractual right to a bonus under the STIP for any given year, even if the pre-established quantitative performance standards for the Company or the Company function for which the NEO is responsible have been met for such year, or the NEO’s individual performance standards have been met.

Historically, the Company has limited its grants of stock-based awards under its long-term incentive plans to stock options. However, beginning in January 2018, the Company awarded Mr. Murphy RSUs. (See "January 2023 Long-Term Incentive Award Decisions" in the Compensation Discussion and Analysis section for a description of the material terms of this award.) The Company’s 2022 LTIP authorizes the granting of stock options and other stock-based awards as a long-term incentive component within the overall compensation program.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan			Estimated Future Payouts Under Equity Incentive Plan			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards
		Threshold (a)	Target	Max	Threshold	Target	Max
David S. DeMarco		$143,750	$287,500	$431,250	—	—	—	—	—	—	—
	2/1/2023								5,000	$32.41	$40,100
Penko Ivanov		78,000	156,000	234,000					—	—	—
	2/1/2023								—	—	—
David D. Kaiser		70,000	140,000	210,000	—	—	—	—	—	—	—
	2/1/2023								5,000	32.41	40,100
Andrew J. Wise		70,000	140,000	210,000	—	—	—	—	—	—	—
	2/1/2023								5,000	32.41	40,100
Thomas J. Murphy (b)		—	—	—	—	—	—	—	—	—	—
	2/1/2023								10,000	32.41	80,200
	2/1/2023							5,014			162,504

(a)The threshold incentive award to any covered person under the STIP, including an NEO, is not the minimum bonus payment such person may receive under the STIP. The Compensation Committee may choose to pay a bonus under the STIP to any covered person, including an NEO, that is less than their threshold incentive award, or not to pay such person any bonus under the STIP, even if applicable performance thresholds or targets have been met by the Company and/or such person for the year in question.
(b)As a result of Mr. Murphy's departure on May 12, 2023, he was not entitled to receive a STIP payment with respect to 2023 performance; further, in connection with Mr. Murphy's departure from the Company, all unvested options held by Mr. Murphy on May 12, 2023 were forfeited and he has until May 12, 2024 to exercise all vested options held by him on his last day of employment.

Outstanding Equity Awards at Fiscal Year-End Table:

The following table shows all outstanding stock-based awards held by each NEO as of December 31, 2023. All such awards consist of stock options to acquire the Company’s common stock granted under the Company’s 2022 LTIP (or predecessor plans). The number of shares and exercise prices on this table have been adjusted for the 3% stock dividend distributed on September 26, 2023.

Name	Securities Underlying Unexercised Options (Exercisable)	Securities Underlying Unexercised Options (Unexercisable) (a)	Equity Incentive Plan Awards: Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Shares or Units of Stock Not Vested	Market Value of Shares or Units of Stock Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights Not Vested
David S. DeMarco	6,150	—	—	$30.26	1/25/2027	—	—	—	—
	5,970	—	—	$27.47	1/31/2028	—	—	—	—
	5,796	—	—	$27.35	1/30/2029	—	—	—	—
	4,220	1,407	—	$31.34	1/29/2030	—	—	—	—
	2,732	2,732	—	$27.04	1/27/2031	—	—	—	—
	1,326	3,979	—	$33.78	1/26/2032	—	—	—	—
	—	5,150	—	$31.47	2/1/2033	—	—	—	—
Penko Ivanov (b)	—	—	—	—	—	—	—	—	—
David D. Kaiser	6,150	—	—	$30.26	1/25/2027	—	—	—	—
	5,971	—	—	$27.47	1/31/2028	—	—	—	—
	5,797	—	—	$27.35	1/30/2029	—	—	—	—
	4,220	1,407	—	$31.34	1/29/2030	—	—	—	—
	2,732	2,732	—	$27.04	1/27/2031	—	—	—	—
	1,326	3,979	—	$33.78	1/26/2032	—	—	—	—
	—	5,150	—	$31.47	2/1/2033	—	—	—	—
Andrew J. Wise	614	—	—	$30.26	1/25/2027	—	—	—	—
	3,971	—	—	$27.35	1/30/2029	—	—	—	—
	4,222	1,406	—	$31.34	1/29/2030	—	—	—	—
	2,732	2,733	—	$27.04	1/27/2031	—	—	—	—
	1,326	3,978	—	$33.78	1/26/2032	—	—	—	—
	—	5,150	—	$31.47	2/1/2033	—	—	—	—
Thomas J. Murphy (c)	2,985	—	—	$27.47	1/31/2028	—	—	—	—
	5,798	—	—	$27.35	1/30/2029	—	—	—	—
	5,627	—	—	$31.34	1/29/2030	—	—	—	—
	5,463	—	—	$27.04	1/27/2031	—	—	—	—
	2,652	—	—	$33.78	1/26/2032	—	—	—	—

(a)All stock options vest ratably in equal installments over the first four anniversaries following the date of the grant.
(b)Mr. Ivanov does not have outstanding equity awards due to his 2023 employment start date.
(c)Mr. Murphy has until May 12, 2024 to exercise vested options held by him on his last day of employment. All unvested options held by Mr. Murphy forfeited on May 12, 2023. Mr. Murphy's RSUs vested 100% upon his May 2023 departure and will settle over a ten year period starting in May 2024. See the Option Exercises and Stock Vested Table for additional information.

Option Exercises and Stock Vested Table:

The following table sets forth information regarding the stock option exercises and shares vested for each NEO during 2023:

Name	Option Awards		Stock Awards
	Number Shares Acquired on Exercise (a)	Value Realized on Exercise (b)	Number Shares Acquired on Vesting (c)		Value Realized on Vesting (d)
David S. DeMarco	—	—	—		—
Penko Ivanov	—	—	—		—
David D. Kaiser	—	—	—		—
Andrew J. Wise	—	—	—		—
Thomas J. Murphy	—	$—	14,352	(e)	$281,156	(e)

(a)Represents the total number of shares subject to stock options that the NEO exercised during the year, restated for the September 26, 2023 3% stock dividend, if applicable.
(b)Represents the “spread” of options on the date of exercise, i.e., the difference between the dollar value of the shares of common stock for which options were exercised, based on the closing price of the Company's common stock on the date of exercise, and the exercise price (purchase price) of such shares under the options.
(c)Represents the total number of shares subject to RSUs that vested during the year, restated for the September 26, 2023 3% stock dividend.
(d)Represents the fair market value of the Company's common stock on the vest date multiplied by the number of shares vested.
(e)14,352 restricted stock units were unvested prior to Mr. Murphy's departure which vested in full on May 12, 2023 as a result of the departure. Mr. Murphy's RSUs vested 100% upon his May 2023 departure and will settle in equal increments over a 10-year period starting in May 2024.

Pension Benefits and Table:

The Company maintains a qualified retirement plan for eligible employees who have attained the age of 18, completed one year of service and work a minimum of 1,000 hours per calendar year. Eligible compensation under the retirement plan includes salary, overtime, sick pay, bonuses and other cash and non-cash benefits.

Participants in the retirement plan with 25 years of service may retire at any age, participants with 10 years of service may retire at or after age 55, and participants with five years of service may retire at or after age 65. For early retirement prior to age 65, annuity payments, if elected, would be reduced by 0.25% for each month the participant elects to retire before age 65. Participants who are eligible to retire may not commence receipt of their benefit prior to age 55, unless the lump sum present value of the their accrued benefit does not exceed $50,000.

The Company maintains an unfunded, non-qualified SERP, in part for the benefit of NEOs, as determined by the Compensation Committee on a case-by-case basis. The SERP contains both a qualified retirement plan “makeup” benefit feature and a special additional SERP benefit feature. For those NEOs who qualify and are selected to participate in the “makeup” benefit feature, the award provides enhanced installment payments post-retirement that are designed to give the NEO the overall level of retirement payments he would have received under the qualified retirement plan alone if there were no limitations on maximum retirement payments to high-paid personnel in the Internal Revenue Code. Under the additional SERP benefit feature, the Compensation Committee is authorized to grant to selected executive officers additional payments upon their retirement, beyond their SERP “make-up” benefit payments. Such additional payments are also typically structured as post-retirement installment payments, the amounts of which are determined on a case-by-case basis by the Compensation Committee at or before the time of retirement. Messrs. Murphy (prior to Mr. Murphy's Departure), DeMarco, Kaiser, and Wise participate in the “make-up” benefit feature of the SERP.

In 2023, none of the NEOs, excluding Mr. Murphy, participated in the special additional benefit feature of the SERP. In January 2018, Mr. Murphy was provided a special SERP award. Specifically, the Compensation Committee approved the adjustment of Mr. Murphy’s existing arrangement to increase the formula for pay-based credits up to

30% of eligible compensation. Further, in 2018 the Compensation Committee approved an award of special retirement benefits to Mr. Murphy, providing him with an annuity payable at a normal retirement age of 65 that is equal to 40% of his compensation, averaged over the 60 calendar months that produce the highest average during the last 120 consecutive calendar months of Mr. Murphy’s employment, offset by his Social Security retirement benefits that would be payable at age 65 and further offset by the actuarial value of other qualified and non-qualified plan benefits derived from contributions made by the Company.

The following table sets forth the present value of accumulated benefits under both the qualified and non-qualified retirement plans of the Company payable to each NEO as of December 31, 2023, and the number of years of service credited to them under the plans. The present value was determined using interest rate and mortality rate assumptions consistent with those described in Note 13 in Item 8 of the Company’s consolidated financial statements as of and for the fiscal year ended December 31, 2023, as included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

Name	Plan Name	Years of Credited Service	Value of Accumulated Benefit as of 12/31/23 (b)	Payments During Last Fiscal Year
David S. DeMarco	Retirement Plan	36.08	822,954	—
	SERP	11.00	222,026	—
Penko Ivanov (a)	Retirement Plan	—	—	—
	SERP	—	—	—
David D. Kaiser	Retirement Plan	23.00	609,815	—
	SERP	7.00	90,390	—
Andrew J. Wise	Retirement Plan	7.00	113,241	—
	SERP	5.00	31,277	—
Thomas J. Murphy (c)	Retirement Plan	19.00	854,858	854,858
	SERP	11.00	3,403,086	—

(a) Penko Ivanov is not eligible for the Pension or SERP as of December 31, 2023.

(b) The increase in present value of retirement benefits reported for each of the Named Executive Officers for 2023 includes the Company's contribution.

(c) Includes the additional annuity benefit having an approximate present value of $1,864,180 derived from the Special SERP Award described in "Payments to Our Former President and CEO." The entire SERP benefit granted to Mr. Murphy with a value of $3,403,086 at December 31, 2023, will be paid by an annuity and is not eligible for a lump sum cash payout.

Nonqualified Deferred Compensation:

The Company has an Executive Officer Deferred Compensation Plan (“Officers’ Deferral Plan”) under which an executive officer may elect on a year-to-year basis to defer until retirement all or a portion of his salary or bonus payments otherwise payable to him during and for such year. Amounts deferred earn interest at a rate equal to the highest rate currently paid on individual retirement accounts by GFNB. None of the NEOs elected to defer under the plan salary or bonus amounts payable to them in or for 2023 or in or for the prior two years.

Pay Ratio Disclosure:

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing this disclosure regarding the relationship of the annual total compensation of the individual identified as the median paid employee of our Company and the annual total compensation of Mr. DeMarco, our President and Chief Executive Officer since May 13, 2023.

As of December 31, 2023, our total employee population, excluding Mr. DeMarco, consisted of 539 employees who were all located in the United States. To identify the median compensated employee, we used Box 5 of Form W-2 compensation for the full year 2023 for all such employees, annualizing compensation for those employees hired during 2023. We used the median employee, and calculated that employee's total compensation for the year ended December 31, 2023, for this pay ratio disclosure.

The 2023 annual total compensation of the median employee described above was $56,057. Mr. DeMarco’s 2023 annual total compensation, annualized as if he had been in the position for the full year, was $1,016,224. The ratio of these amounts is 1-to-18.

This calculation is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Pay Versus Performance Disclosure
In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive “compensation actually paid” (“CAP”) and certain Company performance for the fiscal years listed below. You should refer to the Compensation Discussion and Analysis section of this Proxy Statement for a complete description of how executive compensation relates to Company performance and how the Compensation Committee makes its decisions.

Pay Versus Performance Table
The following table provides the information required for our NEOs for each of the fiscal years ended December 31, 2023, December 31, 2022, December 31, 2021, and December 31, 2020 along with the financial information required to be disclosed for each fiscal year:

							Year-end value of $100 invested on December 31, 2019 in:
Year	Summary Compensation Table Total for PEO (Murphy)	Compensation Actually Paid to PEO (Murphy)	Summary Compensation Table Total for PEO (DeMarco)	Compensation Actually Paid to PEO (DeMarco)	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs	Arrow Financial Corporation	ABA NASDAQ Community Bank Index (TR)	Net Income (in millions)	Net Operating Earnings (in millions)
	(1)	(1)(2)(3)(4)	(1)	(1)(2)(3)(4)	(5)	(2)(3)(4)(5)				(6)
2023	$1,662,004	$692,271	$943,532	$798,398	$541,482	$480,734	$96.33	$97.22	$30.10	$34.47
2022	$1,742,204	$1,922,576	N/A	N/A	$584,089	$562,080	$107.97	$102.65	$48.80	$48.31
2021	$2,146,089	$2,013,535	N/A	N/A	$557,166	$601,047	$105.51	$113.25	$49.90	$49.99
2020	$1,692,259	$1,430,452	N/A	N/A	$481,414	$436,109	$84.42	$85.57	$40.80	$40.84
(1) The PEO in each reporting year is Thomas J. Murphy, who was an Executive Officer until May 12, 2023. The new PEO is David S. DeMarco.
(2) Subtractions from, and additions to, total compensation in the Summary Compensation table by year to calculate CAP include:

	2023			2022		2021		2020
	PEO (Murphy)	PEO (DeMarco)	Average of Other Non-PEO NEOs	PEO	Average of Other Non-PEO NEOs	PEO	Average of Other Non-PEO NEOs	PEO	Average of Other Non-PEO NEOs
Total Compensation from from Summary Compensation Table	$1,662,004	$943,532	$541,482	$1,742,204	$584,089	$2,146,089	$557,166	$1,692,259	$481,414
Adjustments for Pension
Adjustment Summary Compensation Table Pension	$(1,031,417)	$(151,195)	$(51,964)	$(470,237)	$(52,579)	$(908,942)	$(46,099)	$(614,685)	$(49,985)
Amount added for current year service cost	$530,040	$65,438	$24,772	$595,215	$33,255	$571,465	$31,163	$482,936	$29,857
Total Adjustments for Pension	$(501,377)	$(85,757)	$(27,192)	$124,978	$(19,324)	$(337,477)	$(14,936)	$(131,749)	$(20,128)
Adjustments for Equity Awards
Adjustment for grant date values in the Summary Compensation Table	$(242,704)	$(40,100)	$(26,733)	$(226,485)	$(38,251)	$(187,798)	$(24,251)	$(184,917)	$(24,950)
Year-end fair value of unvested awards granted in the current year	$—	$32,551	$21,701	$230,583	$32,940	$279,970	$54,023	$173,356	$27,724
Year-over-year difference of year-end fair values and vest date fair values for awards granted in prior years	$—	$(35,652)	$(25,412)	$38,559	$18,756	$106,511	$29,766	$(110,642)	$(21,395)
Fair values at vest date for awards granted and vested in current year	$99,539	$—	$—	$—	$—	$—	$—	$—	$—
Difference in fair values between prior year-end fair values and vest date fair values for awards granted in prior years	$(159,079)	$(2,844)	$(3,112)	$(986)	$1,098	$(6,543)	$(721)	$(18,867)	$(6,556)
Forfeitures during current year equal to prior year-end fair value	$(169,874)	$—	$—	$—	$(17,228)	$—	$—	$—	$—
Dividends or dividend equivalents not otherwise included in total compensation	$3,762	$—	$—	$13,723	$—	$12,783	$—	$11,012	$—
Total Adjustments for Equity Awards	$(468,356)	$(46,054)	$(33,557)	$55,394	$(2,685)	$204,923	$58,817	$(130,058)	$(25,177)
Compensation Actually Paid (as calculated)	$692,271	$798,398	$480,734	$1,922,576	$562,080	$2,013,535	$601,047	$1,430,452	$436,109

(3) The following table illustrates the valuation assumptions used for stock option awards included as part of CAP:
•Expected life of each stock option is based on the "simplified method" using an average of the remaining vest and remaining term, as of the vest/fiscal year end date.
•Number of options and exercise price are valued as of Fiscal Year End 2023 point-in-time.
•Risk-free-rate is based on the Treasury Constant Maturity rate closest to the remaining expected life as of the vest/fiscal year end date.
•Historical volatility is based on daily price history for each expected life (years) prior to each vest/fiscal year end date. Closing prices provided by S&P Capital IQ are adjusted for dividends and splits.

For Stock Options Vesting in
	2023	2022	2021	2020
Expected volatility	35% - 40%	36% - 39%	36% - 41%	28% - 29%
Expected dividend yield	3.3% - 3.3%	3.1% - 3.1%	3.4% - 3.6%	2.9% - 3.0%
Expected term, in years	3.0 - 4.5	3.0 - 4.5	3.0 - 4.5	3.0 - 4.5
Risk-free interest rate	3.6% - 4.0%	1.4% - 1.7%	0.2% - 0.5%	1.3% - 1.4%

(4) The following table illustrates the valuation assumptions as of the vesting date for restricted stock awards that vested in each of 2023, 2022, 2021 and 2020 (note that no awards vested during 2020):

	Weighted Average Fair Value
	2023	2022	2021	2020
Weighted Average Fair Value at vesting	$22.56	$34.35	$27.61	N/A

(5) Non-PEO NEOs reflect the average Summary Compensation Table total compensation and average CAP for Penko Ivanov, David D Kaiser and Andrew J. Wise in the 2023 reporting year, and Edward J. Campanella, David S. DeMarco, David D. Kaiser and Andrew J. Wise in for the 2020-2022 reporting years.

(6) Net Operating Earnings are as defined in the Compensation Discussion and Analysis section of this Proxy Statement.

Tabular List of Financial Performance Measures

In our assessment, the most important financial performance measures used to link CAP (as calculated in accordance with the SEC rules), to our NEOs in 2023 to our performance were:
•Net Operating Earnings
•Return on Equity
•Efficiency Ratio
•Non-Performing Loans
•Net Charge-Offs

Pay Versus Performance: Graphical Description

The illustrations below provide a graphical description of CAP (as calculated in accordance with the SEC rules) and the following measures:
•the Company’s cumulative TSR and the Peer Group’s cumulative TSR;
•the Company’s Net Income; and
•the Company Selected Measure, for which we have selected Net Operating Earnings.

CAP and Cumulative TSR / Cumulative TSR of the Peer Group

CAP and Company Net Income

CAP and Company Selected Measure, Net Operating Earnings

Agreements with Named Executive Officers

Employment Agreements:

The Company has employment agreements with Messrs. DeMarco, Ivanov, Kaiser and Wise (the “Current Employment Agreements”). At the beginning of each calendar year, the Board is required under these agreements to consider and vote upon a proposal to replace each of the agreements with new, comparable agreements having similar terms, conditions and benefits. The Company previously had an employment agreement with Mr. Murphy (the “Prior Murphy Agreement”) prior to his departure, as described below.

DeMarco Agreement
Effective February 1, 2024, Mr. DeMarco entered into a new employment agreement with the Company, replacing his prior three-year employment agreement entered into in July 2023. The new agreement provides for a three-year term, an annual base salary of $695,000 and eligibility to receive a target cash bonus equal to fifty percent (50%) of his base salary. Under the new agreement, Mr. DeMarco serves as President and CEO of the Company, GFNB and SNB.

Ivanov Agreement
Effective February 1, 2024, Mr. Ivanov entered into a new employment agreement with the Company, replacing his prior two-year employment agreement entered into in July 2023. The new agreement provides for a two-year term, an annual base salary of $410,000 and eligibility to receive a target cash bonus equal to forty percent (40%) of his base salary. Mr. Ivanov serves as CFO, Senior Executive Vice President, Treasurer and CAO of Arrow, GFNB, SNB and Upstate Agency.

Kaiser and Wise Agreements
Effective February 1, 2024, Messrs. Kaiser and Wise entered into new employment agreements with the Company, replacing their prior two-year employment agreements entered into in February 2023. Each new agreement provides for a two-year term, annual base salary of $365,000 and eligibility to receive a target cash bonus equal to forty percent (40%) of his base salary. Mr. Kaiser serves as Senior Executive Vice President and CCO of the Company, GFNB and SNB; and Mr. Wise serves as Senior Executive Vice President and CRO of the Company, GFNB and SNB.

Prior Murphy Agreement
The Company previously had an employment agreement with Mr. Murphy, effective February 1, 2023, to serve as President and CEO of both the Company and GFNB. Mr. Murphy also served as interim CFO of the Company until February 21, 2023. The agreement replaced his prior employment agreement and was substantially similar to his then existing employment agreement. Prior to Mr. Murphy’s departure in May 2023, Mr. Murphy’s agreement was for a three-year term. In connection with Mr. Murphy's departure, his employment agreement terminated, except for provisions which survived the termination of his employment, such as the restrictive covenants described below.

General Terms of the Arrow Employment Agreements
Under each agreement, the executive is guaranteed his current base annual salary and certain other benefits for the duration of the agreement. Also under each agreement, the executive is entitled to participate in certain other benefit plans, including medical, dental and life insurance plans; is eligible for (although not entitled to receive) cash awards under the STIP and equity-based awards under the 2022 LTIP (or predecessor plans); and is also eligible to participate in various retirement and supplemental retirement plans. In the event the executive is terminated other than for “cause” or terminates his own employment for “good reason,” the executive will receive a lump-sum payment equal to the greater of (i) the dollar amount of base salary that would have been payable to him during the remaining term of the agreement or (ii) one year’s base salary. The executive's receipt of such payment, and the other payments upon termination described in this section, is conditioned upon the execution of a separation and release agreement satisfactory to the Company.

Additionally, under the agreements, if during the term of the agreement there is a change of control of the Company and, within 12 months after such change of control, either (i) the Company terminates the employment of the executive other than for cause or (ii) such executive terminates his own employment with the Company for good reason, the executive will be entitled to receive an aggregate dollar amount, payable in installments over a two-year period following the date of his termination (or in a lump sum, in the event of unforeseeable emergency), equal to two, or in the case of Mr. DeMarco and the Prior Murphy Agreement, three times the sum of the executive's (a) annual base salary and (b) target bonus under the STIP for the relative year (the "Base Amount"), in each case subject to downward adjustment to reflect the value of any other “change of control” payments or benefits he might receive following such change of control under other compensatory arrangements then in effect. In such circumstances, the executive is entitled to receive medical, dental and life insurance coverage that is generally equivalent to the coverage then held by him on the date of his termination, subject to employee cost-sharing, for a period of two years following such date. Under each agreement, the executive will not receive any payment following a change of control to the extent such payment constitutes an “excess parachute payment” under the Code.

Each of the employment agreements for Messrs. DeMarco, Ivanov, Kaiser and Wise, as well as the Prior Murphy Agreement, contain non-compete and non-solicitation provisions. For a period of two years following the termination of the executive’s employment, for any reason, he is generally precluded from being employed by, an owner of, or adviser to any bank or insured financial institution located in any New York county in which the Company or its Subsidiaries provide financial services, maintain a branch or office or have acted to establish a branch or office. Under the non-solicitation provision, for a period of two years following the executive’s termination of employment for any reason, he is generally precluded from soliciting customers or clients of the Company or its Subsidiaries on behalf of any other financial institution that provides financial services. The executive is also precluded from employing or soliciting employees of the Company or its Subsidiaries on behalf of another corporation or entity. These employment agreements, as well as the Prior Murphy Agreement, also contain confidentiality and non-disparagement covenants in favor of the Company.

Potential Payments Upon Termination or Change of Control:

The description below is based on a theoretical change of control on December 31, 2023 for our NEOs, although it does not address the specific circumstances and effects of Mr. Murphy's departure, which are covered in "Payments to Our Former President and CEO" at the end of this section.

Termination for Cause
In the event of a termination of any NEO for cause, the NEO in question would not receive any cash severance payment or enhanced retirement benefits beyond the benefits described in the “Pension Benefits Table” within the Executive Compensation section. Eligibility for regular Company severance or retirement payments is determined in a manner consistent with all employees of the Company under applicable Company plans and policies.

Termination by the Company Other Than for Cause
If there is a termination of any of the NEOs by the Company other than for cause, the NEO is entitled under his current employment agreement with the Company to receive a lump-sum payment in an amount equal to the greater of (i) his base salary payable during the remaining term of the agreement or (ii) one year’s base salary. The table later in this section shows the estimated payouts for Messrs. Murphy, DeMarco, Ivanov, Kaiser and Wise, had they been terminated by the Company other than for cause as of December 31, 2023.

The Company does not have a formal written severance plan or policy that generally covers employees or executives who are terminated by the Company other than for cause; therefore, none of the NEOs would be entitled to any additional severance payments under any such policy or plan if terminated by the Company other than for cause. However, the Company does have a SERP, in which executive officers are eligible to participate if so determined by the Compensation Committee. In 2022, as selected by the Compensation Committee, Messrs. Murphy, DeMarco, Wise and Kaiser participated in the “make-up” benefits feature of the SERP. Additionally, in 2018, Mr. Murphy was selected to participate in the additional special benefits feature of the SERP. See "Payments to Our Former President and CEO" for information related to the Murphy SERP award.

For further information concerning the SERP, see the discussion accompanying the “Pension Benefits Table” in the Executive Compensation section. In the past, the Company has, from time to time at the discretion of the Board or its Compensation Committee, awarded severance payments to executives in differing amounts, determined on a case-by-case basis, even in cases where such payments were not required under the SERP or under the terms of any employment agreement between the Company and such officer. Except as discussed in "Payments to Our

Former President and CEO" and with regard to the Murphy SERP award, generally, any termination by the Company of an executive other than for cause would not generally result in enhanced retirement benefits beyond the benefits described in the “Pension Benefits Table” in the Executive Compensation section. (The foregoing discussion assumes that the hypothetical termination of an executive by the Company other than for cause is not preceded by a change of control. Any such termination following a change of control may result in a greater payment to the executive, as discussed later in this section.)

Termination for Good Reason
Each of the current executive employment agreements provides for payments to the executive if they were to voluntarily terminate their employment for “good reason.” Good reason is defined as a (i) failure by the Company to offer the executive an annual replacement agreement on terms, conditions and benefits comparable to their existing employment agreement; (ii) material diminution in their title, authority, duties or responsibilities; (iii) required relocation of the executive more than 100 miles from their existing base location of employment; or (iv) material breach by the Company of the executive’s employment agreement. Under each executive’s employment agreement, the amount due to the executive if they were to terminate their employment for good reason during the term of the agreement, is a lump-sum payment equal to the greater of the amount of (i) their base salary payable during the remaining term of the agreement or (ii) one year’s base salary. For a discussion of the impact of a voluntary termination by an executive of their own employment on any retirement benefits due them under the Company’s qualified retirement plan or under the Company’s nonqualified SERP or any payments under any other severance plan or policy, see the discussion in the preceding section, “Termination by the Company Other Than for Cause.” (The foregoing discussion assumes that the hypothetical termination of the executive by the Company other than for cause is not preceded by a change of control. Any such termination following a change of control may result in a greater payment to the executive, as discussed later in this section.)

Termination in Connection with a Change of Control
Under the employment agreements with each of the executives, certain payments are to be made by the Company to each executive if, following a change of control of the Company, their employment is terminated without cause or they voluntarily terminate their employment for good reason. For the executives, the amounts that would have been payable to each had their employment been terminated as of December 31, 2023, by the Company or by such officer for good reason following a change of control are identified in tables later in this section. In addition, all of the outstanding stock options granted to these executives, to the extent not fully vested, would under the terms of such options vest immediately upon a change of control, regardless of whether the employment of such person is terminated or terminates on or after such change of control. Termination of any of the executives following a change of control would generally not result in enhanced retirement benefits beyond the benefits described in the “Pension Benefits Table” in the Executive Compensation section. Eligibility for other payments would be determined in a manner consistent with all Company employees under applicable plans and policies.

A “change of control” of the Company is defined in the employment agreements with executives as follows: (i) the acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; (ii) the acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company that, together with stock of the Company acquired during the 12-month period ending on the date of the most recent acquisition by such person or group, constitutes 30% or more of the total voting power of the stock of the Company; (iii) a majority of the members of the Board are replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or (iv) one person, or more than one person acting as a group, acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group, assets from the Company that have a total gross fair market value, determined without regard to any liabilities associated with such assets, equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition(s).

Voluntary Termination or Early Retirement
In 2023, the early retirement or voluntary termination of employment by any NEO (other than a voluntary termination of employment by the NEO for “good reason,” which is discussed separately above) would generally not result in any enhanced retirement benefits beyond the benefits described in “Pension Benefits Table” in the Executive Compensation section. To the extent that any NEO may hold unvested stock options as of the date of self-termination or early retirement, the plan Administrator might choose to accelerate the vesting of such options as of the date of such termination or early retirement. Eligibility for regular Company severance or retirement payments by an executive is determined in a manner consistent with all Company employees under applicable plans and policies. Participation in either the “makeup” benefit feature or the special additional benefit feature of the SERP, including in the event of early retirement, is limited to select executives, as determined from time to time by the Compensation Committee acting in its sole discretion. Participating executives may be eligible for SERP payments upon their termination of employment or early retirement.
Death or Disability
In the event of death or disability, the executive would generally not receive any cash severance payment or enhanced retirement benefits beyond those described in “Pension Benefits Table” within the Executive Compensation section. Eligibility for regular Company severance or retirement payments is determined in a manner consistent with all employees of the Company under applicable plans and policies. However, under the standard stock option award agreements applicable to all option recipients, including executives, upon the death or permanent disability of a recipient who holds unvested stock option awards, any such awards will be subject to accelerated vesting as of such date.

Payments to Our Former President and CEO
In connection with Mr. Murphy’s departure in May 2023, Mr. Murphy received his base salary through the date of his departure and benefits payable in accordance with the then current plans and policies under the programs in which Mr. Murphy participated including under the Company’s pension plan, SERP and 401(k) plan. Consistent with the equity incentive award agreements, (i) Mr. Murphy’s unvested RSUs vested in full, such that he holds RSUs for 26,275 shares, which such RSUs will settle over a 10-year period beginning in May 2024, (ii) 25,763 unvested stock options forfeited, and (iii) he has until May 12, 2024 to exercise 21,869 vested stock options. Mr. Murphy is not entitled to receive a STIP award for 2023. Consistent with the terms of the SERP, including a special SERP award granted to Mr. Murphy in 2018, Mr. Murphy was entitled to receive his SERP award, the present value of which was calculated by the Company at year-end 2023 to be approximately $3,403,086 (the “Murphy SERP Award”). The Murphy SERP Award consisted of (i) a "makeup" SERP payment, the present value of which was calculated by the Company at year-end 2023 to be approximately $1,538,906; and (ii) a special additional benefit under the SERP approved by the Compensation Committee in 2018, the present value of which was calculated by the Company at year-end 2023 to be approximately $1,864,180 (the "Special SERP Award"). The Special SERP Award reflected an award of special retirement benefits to Mr. Murphy, providing him with an annuity payable at a normal retirement age of 65 that was equal to 40% of his compensation, averaged over 60 consecutive calendar months which produce the highest average during the last 120 consecutive calendar months of Mr. Murphy’s employment, offset by his Social Security retirement benefits that would be payable at age 65 and further offset by the actuarial value of other qualified and non-qualified plan benefits derived from contributions made by the Company. The Murphy SERP Award was payable to him in the form of a life annuity, jointly with his wife or individually, at his election. Mr. Murphy elected to receive payment of the "makeup" SERP portion of the Murphy SERP Award in the form of a joint-and-one hundred-percent-survivor monthly annuity. Mr. Murphy has not elected the form of payment for the Special SERP Award, which also must be paid as an annuity. Based upon Mr. Murphy's age and circumstances, this annuity was calculated by the Company at year-end as generating an annuity of approximately $244,000 per year, of which approximately $131,000 represents the Special SERP Award, commencing on his election and ending on the death of the last to survive of Mr. Murphy and his spouse.

Potential Payments Table:

The table below shows the estimated potential payments and benefits to each of the NEOs upon various "termination of employment" scenarios, assuming the NEO’s employment terminated as of December 31, 2023; the value of the Company’s common stock was $27.94, the closing price of the common stock on December 29, 2023; and in the case of a post change-in-control termination, the triggering change-in-control event occurred in 2023. This table does not address the specific circumstances and effects of Mr. Murphy's Departure, see "Payments to Our Former President and CEO."

Name and Principal Position	Type of Payment	Involuntary Termination Without Cause or Voluntary Termination with Good Reason		Change of Control (a)		Retirement	Death or Disability
David S. DeMarco Senior Executive Vice President and CEO	Cash Compensation	1,447,917	(b)	1,091,622	(f)	—	—
	Stock Options (c)	—		2,459		—	2,459
	SERP – Pension & ESOP (d)	319,363		319,363		319,363	319,363
	Health and Welfare Benefits (e)	—		44,372		—	—
	Total	1,767,280		1,457,816		319,363	321,822
Penko Ivanov, Senior Executive Vice President, Treasurer and CFO	Cash Compensation	444,167	(b)	975,000	(f)	—	—
	Stock Options	—		—		—	—
	SERP – Pension & ESOP
	Health and Welfare Benefits (e)	—		536		—	—
	Total	444,167		975,536		—	—
David D. Kaiser Senior Executive Vice President and CCO	Cash Compensation	395,417	(b)	810,660	(f)	—	—
	Stock Options (c)	—		2,459		—	2,459
	SERP – Pension & ESOP (d)	120,208		120,208		120,208	120,208
	Health and Welfare Benefits (e)	—		44,372		—	—
	Total	515,625		977,699		120,208	122,667
Andrew J. Wise, Senior Executive Vice President and CRO	Cash Compensation	395,417	(b)	780,232	(f)	—	—
	Stock Options (c)	—		2,459		—	2,459
	SERP – Pension & ESOP (d)	63,099		63,099		63,099	63,099
	Health and Welfare Benefits (e)	—		44,372		—	—
	Total	458,516		890,162		63,099	65,558

(a)Assuming termination of an NEO's employment by the Company without cause or by the NEO for good reason within 12 months following a change of control, each NEO will receive an amount equal to, in the case of Mr. DeMarco, 2.99 times the average annual compensation for the most recent five taxable years, and in the case of Messrs. Ivanov, Kaiser and Wise, two times the average annual compensation for the most recent five taxable years, in each case adjusted downward to reflect any other change-of-control payment or benefits they might receive under other compensatory arrangements then in effect, such as the value they might receive from accelerated vesting of stock options. Their agreements further provide that under no circumstances will Messrs. DeMarco, Ivanov, Kaiser and Wise receive payments under the employment agreements if such payments would constitute an “excess parachute payment” under the tax laws.
(b)Messrs. DeMarco, Ivanov, Kaiser and Wise will each receive a lump-sum payment equal to the greater of the amount of (i) their base salary payable during the remaining term of the agreement in effect on December 31, 2023 or (ii) one year’s base salary.
(c)Reflects accelerated vesting of stock options.
(d)Represents $222,025 for benefits under the SERP pension plan and $97,338 for SERP ESOP account value for Mr. DeMarco; and $90,390 for benefits under the SERP pension plan and $29,818 for SERP ESOP account value for Mr. Kaiser; $31,277 for benefits under the SERP pension plan and $31,872 for SERP ESOP account value for Wise. SERP pension plan benefits are payable in the form of an annuity and SERP ESOP account values are payable in a lump sum.
(e)Represents the projected cost for 24 months of medical and dental insurance coverage under the Company’s fully insured medical and self-insured dental plans, assuming continued cost-sharing by the NEO, plus continued

premium payments for 24 months of term life insurance and split-dollar insurance policies.
(f)For Mr. DeMarco, the lump-sum amount $1,091,622 is adjusted downward by $2,459 as a result of accelerated vesting of stock options. For Mr. Kaiser, the lump-sum amount $810,660 is adjusted downward by $2,459 as a result of accelerated vesting of stock options. For Mr. Wise, the lump-sum amount $780,232 is adjusted downward by $2,459 as a result of accelerated vesting of stock options.

Additional Voting Information

Frequently Asked Questions:

Who is entitled to vote?
The Company has one class of stock outstanding, common stock, $1.00 par value per share. At the close of business on the record date of April 8, 2024, there were 16,692,429 shares outstanding. The holders of these shares are shareholders of record and will be entitled to vote at the Annual Meeting or any adjournment or postponement thereof. Each of these shareholders will receive notice of the Annual Meeting and instructions on how to vote their shares. Each share outstanding on the record date is entitled to one vote. Shares held in treasury by the Company are not eligible to vote and do not count toward a quorum.

What are “broker non-votes” and how are they voted at the Annual Meeting?
Shares of Company common stock can be held in (i) certificate form; (ii) by “book entry” at the Company's transfer agent, Equiniti Trust Company, LLC; or (iii) in “street name” at a broker. When shares owned by you are held in street name, the broker will solicit your vote and provide the Company with the results of the vote for all of the Company shares it holds in your account. On “routine” matters, if you as the owner of the shares do not provide the broker with voting instructions, the broker has the right to vote these shares in its own discretion. However, a broker is not allowed to exercise its discretion on voting shares held in street name on any “non-routine” matter. On such matters, these shares may only be voted by the broker in accordance with express voting instructions received by it from you, the owner of the shares. The votes attached to such shares, that is, shares that may not be voted by a broker except in accordance with the owner’s voting instructions, are referred to as “broker non-votes.”

This year, the only matter that will be considered a routine matter is Item 4, the ratification of the Company’s independent registered public accounting firm. Item 1, the Election of Directors, Item 2, Say-on-Pay and Item 3, the approval of the 2023 ESPP are non-routine matters. Therefore, shares held by brokers in street name cannot be voted on by the brokers at their discretion for that item. If your shares are held at a broker, the Company urges you to provide voting instructions to your broker so that your vote may be counted.

How are Dividend Reinvestment Plan and other plan shares voted?
Shares owned by you in the Arrow Financial Corporation Automatic Dividend Reinvestment Plan (“DRIP”) on the record date will be combined with all other shares owned by you directly on that date and presented to you with voting instructions. Shares owned by Company employees, Directors and other participants in the Company’s 2023 Employee Stock Purchase Plan and it predecessors as of April 8, 2024, the record date, will be presented to the participants for voting on a separate voting form and will be voted in accordance with their instructions.

Shares owned by Company employees in the Company's Employee Stock Ownership Plan ("ESOP") on the record date on a fully vested basis will be voted by the ESOP Trustee on behalf of such employees in accordance with any voting instructions received from the employees. Participants will receive a separate voting form from the ESOP’s plan administrator for this purpose. If a participant does not provide the Trustee with voting instructions for such participant's ESOP shares, the Trustee will vote the participant’s shares in accordance with the “mirror voting” provisions of the ESOP. Under the “mirror voting” provisions, all such shares will be voted in a pro rata manner calculated to reflect most accurately the instructions received from those account holders who did provide voting instructions to the Trustee.

What constitutes a quorum at the meeting?
There will be a quorum at the Annual Meeting if one-third of the total number of outstanding shares of the Company's common stock are present, or represented by proxy. Consistent with applicable state law and the Company's Certificate of Incorporation and bylaws, all shares present or represented by proxy at the Annual Meeting, including so-called “broker non-votes,” will be treated as shares present or represented by proxy for purposes of determining the meeting quorum. Shares held in treasury by the Company are not deemed outstanding and therefore are ignored for purposes of calculating the quorum.

How many votes are required for approval of Item 1?
The first item on the agenda is the election of three Class B Directors to three-year terms. The affirmative vote of the holders of a plurality of the shares of common stock present or represented by proxy at the Annual Meeting and eligible to vote on such matter is required for the election of each Director. A “plurality” means receiving a higher number of votes for such position than any other candidate, up to the maximum number of Directors to be chosen at the Annual Meeting. Because there are only as many nominees as there are Directors to be elected at this year’s meeting, a Director nominee is assured of being elected if such Director nominee receives any “For” votes, regardless of how many negative votes (“Withhold Authority”) are cast for that Director. Broker non-votes are ineligible to vote on Item 1.

The Company’s Majority Voting Policy states that if an election of Directors is uncontested, as is the case this year, and a nominee’s negative votes (“Withhold Authority”) exceed 50% of the total number of shares outstanding and entitled to vote at the Annual Meeting with respect to the election of Directors, that Director must resign following the meeting. The Governance Committee of the Board is then required to evaluate the tendered resignation and make a recommendation to the Board on appropriate action, which may or may not include the acceptance of such resignation. In determining the appropriate action to be taken by the Company, the Board will take into account the best interests of the Company and its shareholders.

What is the impact of a vote to “Withhold Authority” on Item 1?
In one respect, a proxy or ballot marked “Withhold Authority” will be the equivalent of an abstention from voting on Item 1. As discussed in the preceding section, because there are only as many nominees as there are Directors to be elected, if each of the nominees receives any votes in favor of such nominee's election, each will be elected and a ballot marked “Withhold Authority,” like an abstention from voting, will not affect the outcome of this election. However, a ballot marked “Withhold Authority” (a negative vote), unlike an abstention from voting, may nevertheless have a negative impact under the Majority Voting Policy because a “Withhold Authority” vote, unlike a shareholder’s abstention from voting, will be treated as a negative vote under the Company’s Majority Voting Policy and thus will make it somewhat more likely that the nominee will be required to resign under that policy, even though such person may in fact have been elected. (See the description of the Majority Voting Policy in the preceding paragraph.)

How many votes are required for approval of Item 2?
The second item on the agenda is the advisory approval of the executive compensation, Say-on-Pay. The affirmative vote of a majority of the shares of common stock present or represented by proxy at the Annual Meeting and voting on this proposal is required to approve, by advisory vote, the compensation paid to the NEOs. Abstentions and broker “non-votes” will not be counted in determining the number of votes cast and, therefore, will have no effect on the outcome of this vote. A proxy or ballot marked “Abstain” on Item 2 will not have the same effect as a vote “Against” such item. A proxy or ballot marked “Against” on Item 2 is an actual vote (and counts in the total number of votes on the item) whereas a vote to “Abstain” on Item 2 is not an actual vote (and does not get counted in the total votes on the item). Therefore, a vote “Against” Item 2 makes it more difficult to achieve shareholder advisory approval of Say-on-Pay than a vote to “Abstain.”

How many votes are required for approval of Item 3?
The third item on the agenda is approval of the 2023 Employee Stock Purchase Plan. The affirmative vote of a majority of the shares of common stock present or represented by proxy at the Annual Meeting and voting on this proposal is required to approve the 2023 Employee Stock Purchase. Abstentions and broker “non-votes” will not be counted in determining the number of votes cast and, therefore, will have no effect on the outcome of this vote. A proxy or ballot marked “Abstain” on Item 3 will not have the same effect as a vote “Against” such item. A proxy or ballot marked “Against” on Item 3 is an actual vote (and counts in the total number of votes on the item) whereas a vote to “Abstain” on Item 3 is not an actual vote (and does not get counted in the total votes on the item). Therefore, a vote “Against” Item 3 makes it more difficult to approve the 2023 Employee Stock Purchase Plan than a vote to “Abstain.”

How many votes are required for approval of Item 4?
The fourth item on the agenda is ratification of the independent registered public accounting firm, Crowe. The affirmative vote of a majority of the shares of common stock present or represented by proxy at the Annual Meeting and voting on this proposal is required for ratification. Broker non-votes will be eligible to vote on Item 4. A proxy or ballot marked “Abstain” on Item 4 will not have the same effect as a vote “Against” such item. A proxy or ballot marked “Against” on Item 4 is an actual vote (and counts in the total number of votes on the item) whereas a vote to “Abstain” on Item 4 is not an actual vote (and does not get counted in the total votes on the item). Therefore, a vote “Against” Item 4 makes it more difficult to achieve shareholder approval or ratification than a vote to “Abstain.”

How do I vote?
If you are a shareholder of record as of the close of business on April 8, 2024, you will be entitled to vote at the Annual Meeting or any adjournment or postponement thereof. You can ensure that your shares are voted properly by submitting your proxy by calling (800) 690-6903, visiting www.proxyvote.com or by completing, signing and dating the proxy card that will be provided to you upon request. Shareholders of record should receive a notice with voting instructions and the ability to request Proxy Materials. Those shareholders who have previously requested printed or electronic copies of the Proxy Materials will receive a printed or electronic copy of the proxy card, as applicable.

If your shares are held by a broker or bank, you must follow the voting instructions on the form you receive from your broker or bank.

How do I register to participate virtually in the Annual Meeting?
No preregistration is required. To participate, please visit www.virtualshareholdermeeting.com/AROW2024 on the day of the meeting. You will enter your control number to be admitted.

How can I participate in the Annual Meeting?
To participate, please visit www.virtualshareholdermeeting.com/AROW2024 on the day of the meeting, you will enter your control number to be admitted.

When can I join the Annual Meeting online?
If you plan to attend, please go to www.virtualshareholdermeeting.com/AROW2024 15 minutes prior to the 10:00 a.m. Eastern Daylight Time meeting start time and sign in using the 16-digit control number included on your proxy card. The meeting will begin promptly at 10:00 a.m. Eastern Daylight Time. We encourage our shareholders to access the meeting prior to its start time.

How can I ask questions at the Annual Meeting?
Shareholders may submit questions 15 minutes prior to the meeting, as well as during the meeting through a question box at www.virtualshareholdermeeting.com/AROW2024 by entering in the 16-digit control number included on the shareholder's proxy card.

Questions pertinent to meeting matters will be answered either by email or by telephone as quickly as possible after the meeting. Questions that are not pertinent to meeting matters such as questions regarding personal matters, including those related to employment, bank or insurance products or service issues, or suggestions for bank facilities, will not be answered.

What if I experience technical difficulties when attempting to access the Annual Meeting?
Please call the technical support number that will be on the meeting log in page for assistance.

What if I have additional questions regarding the virtual Annual Meeting?
You may contact the Company’s Corporate Secretary at corporatesecretary@arrowbank.com.

May I revoke my proxy?
A proxy may be revoked at any time prior to the Annual Meeting by submitting a later vote of your shares either online or by telephone prior to the Annual Meeting or by attending and voting your shares virtually at the Annual Meeting. You may also revoke your proxy by delivering a written notice of revocation of proxy prior to the Annual Meeting to: Corporate Secretary, Arrow Financial Corporation, 250 Glen Street, Glens Falls, New York 12801.

How are proxies being solicited?
Proxies are being solicited electronically, by telephone and by mail. Proxies may also be solicited without additional compensation by Directors, Officers and other employees personally, by telephone or other means. The Company will bear all costs of proxy solicitation. If the Company utilizes the services of other financial institutions, brokerage houses, custodians, nominees or fiduciaries to solicit proxies, the Company will reimburse them for their out-of-pocket expenses. The Company may, in its discretion, engage at its cost a proxy solicitor to solicit proxies at the Annual Meeting.

Will I have appraisal or similar dissenters’ rights in connection with the proposals being voted on at the Annual Meeting?
No. Appraisal or similar dissenters’ rights are not applicable to any of the matters being voted upon at the Annual Meeting.

Householding of Notices to Shareholders:

In some instances, only one copy of the Notice Regarding the Availability of Proxy Materials concerning this Proxy Statement is being delivered for shareholder accounts that contain the same primary Social Security number, unless the Company has received instructions from one or more of the shareholders to continue to deliver multiple copies. The Company will deliver a copy of the Notice Regarding the Availability of Proxy Materials to any shareholder upon request by email to corporatesecretary@arrowbank.com or in writing to: Householding of Notice, c/o Corporate Secretary, Arrow Financial Corporation, 250 Glen Street, Glens Falls, New York 12801.

Additional Matters for Consideration at the Annual Meeting:

Please note the deadline for submission of proposals by shareholders for consideration at the Annual Meeting has passed. This applies to proposals that shareholders might wish to include in the Company’s Proxy Statement for the Annual Meeting (this Proxy Statement), proposals that shareholders might wish to include in their own proxy materials, which they would prepare, file with the SEC and disseminate to shareholders, or proposals that shareholders might wish to submit directly to a shareholder vote, at the Annual Meeting. Therefore, no additional matters may be proposed by any shareholder for submission, or submitted, to a vote of the shareholders generally at the Annual Meeting, other than procedural issues such as adjournment, postponement or continuation. On such procedural issues, all shares represented at the Annual Meeting by proxy may be voted at the discretion of the attorneys-in-fact named in the proxies, to the extent permitted by law.

Proxy Cards Returned Without Specific Voting Instructions:

If you return a proxy card without specific voting instructions for any or all items, your shares will be voted “For” each of the Board’s three Class B nominees on Item 1; “For” Say-on-Pay on Item 2; "For" approval of the 2023 Employee Stock Purchase Plan on Item 3 ,“For” ratification of the appointment of Crowe on Item 4; and “For” any other procedural matter properly submitted for shareholder consideration, in such manner as the shareholders’ attorneys-in-fact may determine, in their discretion, to be appropriate and in the best interests of shareholders.

Additional Shareholder Information

Shareholder Submissions of Director Nominees for the 2025 Annual Meeting:

Any shareholder submission of a candidate for the Board to consider as one of its nominees for Director at the 2025 Annual Meeting of Shareholders must be in writing and contain certain information about the candidate and comply with certain procedures, which are described in detail in the Company’s bylaws and are in compliance with Regulation 14A of the Exchange Act including, without limitation, Rule 14a-19. All candidates who are properly submitted by shareholders will first be considered by the Governance Committee of the Board at the time of its normal Director nomination review, and if the Governance Committee recommends such candidate, such candidate will subsequently be considered by the full Board. Such submissions must be in writing and addressed to: Board of Director Candidates, c/o Corporate Secretary, Arrow Financial Corporation, 250 Glen Street, Glens Falls, New York 12801.

A shareholder may act directly to nominate such shareholder's own Director candidates at our 2025 Annual Meeting of Shareholders by following the procedures set forth in the subsection below titled “Shareholder Proposals for Presentation at the 2025 Annual Meeting.” Such direct nominations by shareholders not involving the Board’s nomination are subject to the deadlines and procedures described and set forth in our bylaws and applicable rules of the SEC, including minimum advance notice to the Board.

Annual Meeting Shareholder Proposal Process:

Shareholder Proposals for Inclusion in the 2025 Proxy Statement
To be considered for inclusion in our 2025 Proxy Statement, shareholder proposals must be submitted in accordance with SEC’s Rule 14a-8 and must be received by our Corporate Secretary, Arrow Financial Corporation, 250 Glen Street, Glens Falls, New York 12801, no later than December 26, 2024. However, if the date of the next annual meeting is changed by more than 30 days from the anniversary of this year's Annual Meeting, then, to be considered for inclusion in the Company’s 2025 Proxy Statement relating to next year’s annual meeting, notice of a shareholder proposal will need to be received by us in a reasonable amount of time before we begin to print and send our proxy materials for the 2025 annual meeting. Additionally, our Company bylaws require, among other things, the name and address of record of the proposing shareholder, appropriate information regarding the matter sought to be presented or person to be nominated, as well as the number of shares of our common stock that are owned by the proposing shareholder.

Shareholder Proposals for Presentation at the 2025 Annual Meeting
If a shareholder wishes to have a proposal presented at our 2025 Annual Meeting but not included in the Company’s 2025 Proxy Statement, including a nomination for the Board of Directors, the shareholder must satisfy the requirements established under our Company bylaws and applicable securities laws. The shareholder must give notice to the Corporate Secretary of the Company of any such proposal for next year’s Annual Meeting no later than February 5, 2025, and the notice provided by the shareholder must contain information required by our bylaws including the name and address of record of the proposing shareholder, appropriate information regarding the matter sought to be presented or the proposed nominee, as well as the number of shares of our common stock that are owned by the proposing shareholder. Under Rule 14a-4(c) of the Securities Exchange Act of 1934 (the “Exchange Act”), which governs our use of discretionary proxy voting authority with respect to shareholder proposals that are not included in our proxy solicitation materials pursuant to Rule 14a-8 of the Exchange Act, if we do not receive the shareholder’s notice of intent to present such a proposal at our 2025 annual meeting within a reasonable time before we begin to print and send our proxy materials in connection with such annual meeting, then our management proxies will have the right to exercise their discretionary authority in connection with the matter submitted by the shareholders, without discussion of the matter in the 2025 Proxy Statement. In the event that the 2025 Annual Meeting will be held on a date that is not within 30 days before or after the anniversary date of the prior year’s annual meeting, notice by the shareholder must be received no later than the earlier of close of business on the 10th day following (i) the day on which notice of the date of the 2025 annual meeting is first mailed; or (ii) the date on which public disclosure of the 2025 Annual Meeting date is first made.

*******************************
Thank You for Voting Your Shares

Appendix A: Arrow Financial Corporation 2023 Employee Stock Purchase Plan

(Adopted by the Arrow Board of Directors October 25, 2023)

1. Purpose.
a.    The general purpose of the Arrow Financial Corporation 2023 Employee Stock Purchase Plan (the “Plan”) is to provide certain persons employed by or rendering services to Arrow Financial Corporation (the “Company”) or its direct or indirect subsidiaries (“Subsidiaries”) with an incentive to work for the continued success of the Company by encouraging them to acquire a proprietary interest in the Company in the form of the Company’s common stock, $1.00 par value (“Common Stock”). The Plan is also intended to help the Company and its Subsidiaries retain the services of such persons and attract additional qualified personnel. The Plan is a stock purchase plan that is intended to satisfy all requirements of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).
b.    The Plan shall become effective on January 1, 2024 (the “Effective Date”).

2. Number of Shares; Source of Shares.
a.    The maximum number of shares of Common Stock that may be purchased under the Plan on behalf of participants (“Participants”) is three hundred thousand (300,000), provided that, if the Company shall at any time change the number of shares of Common Stock issued and outstanding without new consideration to the Company (such as by a stock dividend, stock split or corporate reorganization or recapitalization), the total remaining number of shares that may be purchased under the Plan at the time of such change shall be adjusted accordingly.
b.    All shares purchased under the Plan shall be purchased from the Company, which may be authorized but unissued shares of Common Stock or shares of Common Stock held by the Company in the treasury. The Company has reserved three hundred thousand (300,000) shares of Common Stock, subject to adjustment from time to time in the event of certain changes in the number of outstanding shares of Common Stock as provided in Section 2(a), for issuance under the Plan.
3. Purchase Price.
a.    The purchase price for shares of Common Stock purchased on behalf of Participants under the Plan (the “Purchase Price”) shall be 90% of the Current Market Price of the Common Stock or such greater or lower percentage as may from time to time be determined by resolution of the Compensation Committee of the Board of the Company (the “Compensation Committee”); provided, however, that such Purchase Price shall never by less than 85% of the Current Market Price of the Common Stock.
b.    The “Current Market Price” of the Common Stock as of any date shall be the closing price for the Common Stock, as reported on the NASDAQ Global Select Market or such other national securities exchange or quotation system on which the Common Stock may be listed at such time (any such, a “National Securities Exchange”), for the last trading date prior to such date.
4. Administration.
a.    The Compensation Committee will serve as administrator of the Plan (the “Administrator”). The principal duties of the Administrator are to interpret the Plan provisions, to oversee the operation of the Plan, and to make key determinations regarding the Plan, including eligibility to participate in the Plan. Subject to the express provisions of the Plan, the Administrator is authorized to approve such policies and procedures for the Plan and to issue such interpretations of the Plan as it deems appropriate and desirable to ensure the efficient operation of the Plan and achievement of the Plan’s purposes. All actions taken and all interpretations issued by the Administrator shall be conclusive and binding on the Company and all Participants and other persons affected thereby.
b.    The Administrator may appoint and/or retain one or more qualified service providers or other agents (collectively, “Agents;” any such, an “Agent”), including the Company’s Subsidiary, Glens Falls National Bank and Trust Company, Glens Falls, New York, to assist in the oversight and operation of the Plan and may entrust to any such Agent specific ministerial duties under the Plan, including maintenance of separate accounts for individual Plan Participants (“Plan Accounts”), distribution of account statements to Plan Participants, and preparation and distribution of Plan materials and forms to Participants and persons eligible to participate.

c.    The Administrator, with the consent of the Board, may designate a successor to serve as Administrator. All administrative costs of the Plan will be borne by the Company, except as may be expressly provided otherwise herein. The Administrator and any Agents appointed by the Administrator shall not be liable for any actions taken or determinations made by them in good faith with respect to the Plan.
5. Participation.
a.    Persons eligible to participate in the Plan shall include those regular employees of the Company or its Subsidiaries who have been employed continuously by the Company or a Subsidiary for at least one (1) full month, provided he or she is considered employed for purposes of Section 423(b)(4) of the Code (an “Employee”); and provided, further that such Employee does not or is not deemed to own 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary.
b.    Any eligible person who elects to commence participation in the Plan may do so by completing the prescribed participation form, indicating thereon the initial level of participation by such Participant (which may not be zero) and returning such form to the Administrator or its Agent. Participation of a Participant electing to participate in the Plan will commence only as of the first day of a pay period for an Employee.
6. Participant Contributions.
a.    Participants contribute to the Plan through regular contributions (“Contributions”) effected at regular intervals (generally, not less often than monthly), as determined from time to time by the Administrator and the Company. The methods by which Participants may make Contributions will be as determined from time to time by the Administrator in consultation with the Company, which methods may vary depending on the category of the Participant. In the case of participating Employees, Contributions typically will be made through regular payroll deductions. In appropriate circumstances, the Administrator in its absolute discretion may permit other methods of effecting Contributions under the Plan. Participants determine the level of their Contributions from time to time, within limitations established by the Compensation Committee (as further discussed in Section 7 below). Participants may increase or decrease their level of Contributions in accordance with Section 7, provided that Participants who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may not change the level of their Contributions to the Plan except in accordance with applicable law and Company policy.
b.    No interest shall accrue on Contributions received from or on behalf of Participants under the Plan pending investment thereof in shares of Common Stock, as provided in Section 8 below. Any Contributions received and held pending investment by the Administrator or any Agent shall be held in one or more insured deposit accounts maintained by the Administrator or its Agent on behalf of Plan Participants as a group at one or more insured depository institutions selected by the Administrator in its sole discretion, which may include one or more of the Company’s subsidiary banks.
7. Limitations on Contributions.
a.    The Compensation Committee may from time to time, at its discretion, establish limitations on the maximum amounts or levels and the minimum amounts or levels that may be contributed by individual Participants during a designated period (e.g., per month or per pay period) under the Plan, which limitations (the “Maximum Contribution” and the “Minimum Contribution,” respectively), may be expressed as absolute dollar amounts or by some other objective measurement (e.g., a designated percentage of salaries, fees, contract amounts or other regular payments due to the individual Participants). The Administrator may specify a single set or more than one set of such limitations (collectively, the “Contribution Limitations”) for Participants, provided that all members of any similarly-situated category of Participant shall be subject to the same set of Contribution Limitations at any given time, and provided, further that any such limitations comply with Section 423(b)(5) of the Code.
b.    The Contribution Limitations and the Maximum Contribution Eligible for Discount, as in effect for Participants or any category of Participants from time to time, may not be waived for any individual Participant and may only be changed by the Compensation Committee, in its discretion, and not by any Agent. Any change in the Contribution Limitations will become effective only after reasonable prior notice thereof has been provided to Participants affected by such change and, if and to the extent legally required or deemed appropriate by the Compensation Committee, such Participants have been given the opportunity to alter their level of participation in the Plan.
c.    Subject to the foregoing limitations, Participants may select their individual desired level of participation in the Plan (i.e., their Contributions) with such frequency and at such intervals as may be established by the Administrator. Changes in levels of participation by Participants shall be effected on such forms as may be determined from time to time by the Administrator or its Agent; provided that Participants who are subject to Section 16 of the Exchange Act may not change the level of their Contributions to the Plan except in accordance with applicable law and Company policy.

d.    Notwithstanding anything to the contrary herein, as specified by Section 423(b)(8) of the Code, an Employee may be granted purchase rights under the Plan only if such purchase rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Subsidiary, do not permit such Employee's rights to purchase stock of the Company or any Subsidiary to accrue at a rate which exceeds twenty five thousand dollars ($25,000) of fair market value of such stock (determined at the time such rights are granted) for each calendar year in which such rights are outstanding at any time.
8. Purchases of Shares Under the Plan.
a.    The Administrator shall determine from time to time the regularly recurring dates (occurring not less often than monthly) on which Contributions from Participants will be invested in shares of Common Stock under the Plan. On each such date (an “Investment Date”), all Contributions received from or on behalf of Participants since the immediately preceding Investment Date will be collected and accumulated by the Administrator or its Agent and paid or forwarded to the Company. Such accumulated Contributions will be invested on behalf of the contributing Participants in shares of Common Stock of the Company at the Purchase Price or Prices for such shares determined as provided in Section 3 above. Shares thus purchased shall be deliverable by the Company to the Administrator or its Agent on the Investment Date or as soon as practicable thereafter.
b.    All purchases of shares under the Plan on behalf of Participants will be reflected on account statements prepared and distributed to Participants by the Administrator or its Agent relating to the Plan Accounts maintained for Participants as specified in Section 9(a) below. The purchase of, and the cost basis for, shares purchased for any Participant on an Investment Date will be reflected separately on such Participant’s account statement.
c.    All shares purchased under the Plan and delivered to and subsequently held by the Administrator or its Agent will be registered on the stock transfer books and credited in the name of the Administrator or its Agent, or the nominee of either of them, until such time as such shares are transferred by the Administrator or its Agent out of the Plan Accounts of the individual Participants or sold by the Administrator or its Agent on behalf of individual Participants, in accordance with and subject to the provisions of the Plan regarding withdrawals, distributions and sales of shares out of Plan Accounts.
d.    Participants will be credited with the purchase of fractional shares of Common Stock up to three decimal places (e.g., .001 of a share), subject to such limitations as may be provided elsewhere in the Plan or as the Compensation Committee or Administrator may specify regarding withdrawals, distributions, sales or the cashing out of fractional shares held in Participants’ Plan Accounts.
9. Plan Accounts, Account Statements, Shareholder Rights of Participants.
a.    The Administrator will ensure that a separate Plan Account is maintained for each Participant by it or its Agent. The Plan Account records will reflect all contributions by or on behalf of such Participant, all purchases of shares of Common Stock under the Plan on behalf of such Participant, all dividends and other amounts paid on shares held in such Plan Account, all sales of shares held in such Plan Account by the Administrator or its service provider or other Agent, and all withdrawals of shares or funds from such Plan Account.
b.    Participants will receive monthly account statements from the Administrator or its Agent as well as all notices and proxy materials for meetings of Company shareholders and all other materials distributed to Company shareholders.
c.    Each Participant will have the authority to direct the Administrator or its Agent in the manner of voting the shares of Common Stock held in such Participant’s Plan Account or regarding any other action that may be taken by shareholders of the Company with respect to shares of Common Stock owned by them.
10. Withdrawal of Shares from Plan Accounts.
A Participant may elect, without terminating his or her participation in the Plan, to receive a distribution of any or all whole shares of Common Stock held in such Participant’s Plan Account not more than twice in any calendar year, by written request directed to the Administrator or its Agent. Any shares thus withdrawn and distributed to a Participant will be evidenced by one or more stock certificates, as requested by the Participant, and registered on the books of the Company in the name of the Participant or such other person or persons as the Participant may request. If a name is not specified, the shares will be registered in the name of the Participant as it appears on the records of the Plan. Any such withdrawals will require at least five (5) business days’ prior written notice to the Administrator or its Agent on the prescribed form. On or as soon as practicable following the requested effective date of such withdrawal as specified in the notice, but in any event not later than 30 days after receipt of the written request in proper form, the Administrator or its Agent will send to the requesting Participant the stock certificate or certificates evidencing the withdrawn shares. Participants subject to Section 16 of the Exchange Act may not effect such withdrawals except in accordance with applicable law and Company policy. After the effective date of any such withdrawal of shares, all dividends and other distributions and materials made or provided with respect to the withdrawn shares will be mailed directly to the registered holder of such shares.

11. Dividends.
a. All cash dividends paid on shares of Common Stock held under the Plan in the name of the Administrator or its Agent or nominee will be paid to the Administrator or its Agent or nominee and credited to the Plan Accounts of the appropriate Participants. These dividends will then be reinvested automatically in additional shares of Common Stock of the Company under the Arrow Financial Corporation Automatic Dividend Reinvestment Plan (the “DRIP”) on the next dividend reinvestment date under the DRIP, which will not necessarily coincide with the next Investment Date under the Plan. All additional shares of Common Stock thus purchased with reinvested dividends will be credited to the Plan Accounts of the respective Participants. Participants will not receive separate accounts under the DRIP solely as a result of the reinvestment through the DRIP of cash dividends paid from time to time on the shares held in their Plan Accounts, and those Participants who maintain separate DRIP accounts without regard to their participation in the Plan will not be entitled to have the additional shares of Common Stock acquired on their behalf through the DRIP with reinvested cash dividends paid on the shares in the Plan Accounts credited to their separate DRIP accounts. Otherwise, shares purchased through the DRIP with reinvested cash dividends paid on shares held in Plan Accounts will be purchased in the same manner as all other shares purchased through the DRIP. Specifically, the purchase price for all such additional shares will be the same purchase price paid for other shares of Common Stock acquired from time to time through the DRIP on behalf of other DRIP participants, which purchase price (i) will not reflect any Discounted Price that may then apply to purchases of shares for Participants under the Plan and (ii) may not be identical to the Current Market Price of the Common Stock then determined under the Plan. In addition, any such cash dividends paid on shares held in Plan Accounts and automatically reinvested through the DRIP in additional shares on behalf of Participants will not be treated as Contributions to the Plan by such Participants for purposes of evaluating their compliance with the Contribution Limitations or the Maximum Contribution Eligible for Discount then in effect with respect to their participation in the Plan. If so requested, the Administrator or its Agent will provide to Participants free of charge a brochure and/or prospectus relating to the DRIP describing in more detail how the DRIP operates. Notwithstanding the foregoing, if the DRIP has been terminated or suspended, then all cash dividends paid on shares of Common Stock held under the Plan in the name of the Administrator or its Agent or nominee will be paid (i) to the Administrator or its Agent or nominee and credited to the Plan Accounts of the appropriate Participants or (ii) the Participant, at the option of the Company.
b.    All stock dividends and stock splits paid on shares of Common Stock held in Plan Accounts of Participants will be paid to the Administrator or its Agent or nominee, as the record owner of such shares, and immediately credited to the Plan Accounts of such Participants.
12. Administrator Sale of Shares for Participants.
Any Participant (other than a Participant subject to Section 16 of the Exchange Act) may elect, not more than twice in any calendar year, to have the Administrator or its Agent, acting through such other agents or brokers as the foregoing may choose in its sole discretion, to sell some or all of the whole shares of Common Stock held in the Plan Account of such Participant, with the net proceeds of such sale, after the deduction of brokerage commissions and any transfer taxes, to be remitted by the Administrator or its Agent to the Participant. Such election shall be on such form and subject to such procedures as may be prescribed by the Administrator or its Agent. A Participant subject to Section 16 of the Exchange Act wishing to direct the Administrator or its Agent to sell shares of Common Stock held in such Participant’s Plan Account must comply with special procedures established by the Administrator or its Agent from time to time regarding such sales, and if such sales are suspended or prohibited at the time under these procedures, may not effect such sales until the suspension or prohibition is lifted.
13. Termination of Participation.
a.    A Participant may voluntarily terminate his or her participation in the Plan at any time by submitting notice of such termination on a form prescribed by the Administrator or its Agent. The effective date of any such termination shall be the date specified by the Participant in the notice, which may not be earlier than the fifth business day following the date on which the notice is delivered or mailed to the Administrator or its Agent. Any election by a Participant to reduce his or her Contributions under the Plan to zero (0) will constitute a notice of termination by the Participant, effective on the fifth business day following delivery of such election to the Administrator or its Agent, unless a later effective date is specified by the Participant in the election.
b.    Participation in the Plan by any Participant terminates automatically upon the death of such Participant.
c.    On and after the effective date of any termination of participation, voluntary or automatic, no additional contributions to the Plan will be accepted from or on behalf of the terminating Participant. Any person whose participation in the Plan has terminated may resume participation on or after such date only if such person is then eligible to participate by virtue of then qualifying to participate under Section 5 hereof as an Employee of the Company and/or one or more of its Subsidiaries.
d.    Upon termination of a Participant’s participation in the Plan, the Plan Account of the Participant typically will be terminated and the assets in the Plan Account will be distributed to the Participant. Any such distribution will be effected in one of three methods identified below, as selected in writing by the Participant, or in the event of the death of the Participant, by his or her successor, heir or the administrator of his or her estate, as the case may be (any such, the “personal representative” of the Participant), on an account distribution form obtained from the Administrator or its Agent. Terminating Participants who fail to properly select a distribution method will have the assets in their Plan Account distributed in accordance with the third method set forth below in subparagraph (iii). The three options are as follows:
i.    Distribution of Shares. The Administrator or its Agent will (a) issue to the Participant or the Participant’s personal representative one or more stock certificates for all of the whole shares of Common Stock in the Plan Account, and (b) sell any fractional shares in the Plan Account and remit the net proceeds to the Participant or the Participant’s personal representative.
ii.    Sale of Shares and Distribution of Proceeds. The Administrator or its Agent will sell on the Participant’s behalf all of the whole shares and any fractional shares in the Plan Account and remit the net proceeds to the Participant or the Participant’s personal representative.
iii.    Transfer of Account to the DRIP. The Administrator will transfer all of the whole shares and any fractional shares in the Plan Account to an account in the DRIP in the name of the Participant. If a DRIP account already exists in the name of the Participant, the shares will be transferred to that account; otherwise, a new account under the DRIP will be opened in the Participant’s name.
e.    If, in connection with any termination and distribution of a Participant’s Plan Account pursuant to Section (d) above, the Administrator or its Agent sells any whole or fractional shares in the Plan Account, the sale will occur in connection with the next regularly scheduled sale of shares for Participants by the Administrator or its Agent, in accordance with procedures established from time to time by the Administrator for such sales.
f.    In connection with any termination or distribution of a Participant’s Plan Account pursuant to Section (d) above, any cash held in the Plan Account, including cash awaiting investment, will be remitted by the Administrator or its Agents to the Participant or the Participant’s personal representative.
g.    Notwithstanding Sections 13(d) and (e) above, if the Compensation Committee so determines from time to time in its sole discretion, Participants terminating their participation in the Plan who meet certain requirements established by the Compensation Committee may be permitted, if they so elect, to retain their Plan Accounts following such termination, for such period of time and subject to such conditions as the Compensation Committee may determine. During any such period of continuing account holding on behalf of terminated Participants, the account holders shall have such rights with respect to the shares held on their behalf in their Plan Accounts as the Compensation Committee may determine, provided that the ability of such account holders to resume participation in the Plan by resumption of cash Contributions to the Plan by them or on their behalf shall be subject to the express provisions of the Plan regarding such resumption including eligibility.
h.    Notwithstanding Sections 13(d) and (e) above, Participants who are subject to Section 16 of the Exchange Act at the time of termination and distribution of their Plan Accounts may be subject to special restrictions and procedures with regard to their obtaining the shares and other assets held in their Plan Accounts, as such restrictions and procedures may be established by the Compensation Committee or Administrator from time to time in light of applicable laws and regulations pertinent to such individuals and their transactions in the Common Stock and Company policy.
14. Bifurcation of Plan.
It is the intent of the Company that the purchase and sale of shares of Common Stock under the Plan by or on behalf of Participants who are or may be subject to Section 16 of the Exchange Act (“Insiders”) will be structured and conducted so as to render such purchases and sales exempt, to the extent possible, from the reporting obligations of Insiders under Section 16(a) of the Exchange Act and any liability of the Insiders under Section 16(b) of the Exchange Act. In furtherance of this goal, the Compensation Committee is authorized, in its discretion, to adopt such additional procedures and to establish such additional terms and conditions relevant to participation by Insiders in the Plan generally so as to qualify such Insiders’ transactions as exempt under the rules and regulations promulgated by the Securities and Exchange Commission under said Section 16, specifically including Rule 16b-3. Included, without limitation, in the measures that the Compensation Committee is authorized to take in order to achieve such purpose are the following:

1.the establishment of additional limits on Insiders’ ability to purchase and sell shares under the Plan, including prohibitions or suspensions of certain sales and purchases;
2.prohibiting certain Insiders from participating altogether in the Plan (e.g., Insiders who are or become 5% shareholders);
3.limiting the ability of Insiders to purchase shares under the Plan for certain periods of time at a Discounted Price or at a Purchase Price lower than a defined “target price;” and
4.segregating the participation of Insiders under the Plan from the participation of non-Insiders, in whole or in part, by establishment of separate sub-plans or the bifurcation of the general Plan into two or more plans, operating independently of one another to the extent necessary to exempt Insiders’ transactions from Sections 16(a) and 16(b).
Any such measures adopted by the Compensation Committee will be structured to the extent possible so as to provide Insider Participants with benefits similar to, but not materially greater than, benefits then available to non-Insider Participants.
15. Miscellaneous.
a.    Expiration, Termination, Amendments. The Plan shall continue in effect until all of the shares of Common Stock reserved under the Plan (as adjusted pursuant to Section 2) have been purchased, unless otherwise terminated earlier as contemplated below. The Board in its sole discretion may amend or terminate the Plan at any time, provided that any such amendment or termination may not adversely affect the rights or interests of any Participant with respect to the shares of Common Stock or other assets then held in such Participant’s Plan Account without the express consent of such Participant, and provided further that any such amendment requiring the approval of shareholders of the Company under any applicable law or regulation, including the rules and regulations of the Securities and Exchange Commission and National Securities Exchange, will not become effective unless and until such shareholder approval shall have been obtained.
    The Plan is subject to approval by the holders of a majority of the shares present in person or by proxy and voting at a meeting at which the Plan is considered within twelve (12) months after its adoption by the Board. In the event such approval is not obtained at the meeting at which the Plan is considered, or in the event no meeting shall occur at which the Plan is considered within such twelve (12) month period: (i) the Plan shall immediately terminate; (ii) all amounts contributed to the Plan which have not be used to purchase Common Stock will be returned to the Participants as soon as practicable; and (iii) purchases under the Plan as in effect from the Plan’s inception to the date of termination of the Plan shall not be treated as purchased pursuant to an employee stock purchase plan that satisfies Code Section 423.
b.    No Right to Continued Service. An individual Participant’s right, if any, to continue to serve the Company or any Subsidiary in any capacity, including as an Employee or Director shall not be enhanced or otherwise affected by such individual’s participation in the Plan.
c.    Rules of Construction; Governing Law. The terms and provisions of this Plan shall be construed according to the principles, and in the priority, as follows: first, in accordance with the meaning under, and which will bring the Plan into conformity with, Code Section 423, and secondly, in accordance with the laws of the State of New York without reference to applicable conflict of laws provisions, except insofar as such provisions may be expressly made subject to the laws of any other state or federal law.
d.    Successors. All obligations of the Company in connection with the Plan shall be binding on any successor to the Company.
e.    Beneficiaries. No right or benefit under the Plan may be transferred by any Participant to any other party, except upon such Participant’s death and then only pursuant to the terms of a will or other binding instrument governing the transfer of Participant’s assets upon death or the laws of descent and intestacy. All rights and benefits of participation may be exercised only by the Participant during his or her lifetime. In accordance with the procedures determined by the Administrator, if any, a Participant may file with the Administrator or its Agent a written designation of a beneficiary who is to receive any shares and/or cash, if any, from the Participant's Plan Account upon such Participant's death.
* * *

ARROW Financial Corporation

ARROW FINANCIAL CORPORATION
ATTN: ANDREW J. WISE
250 GLEN STREET
GLENS FALLS, NY 12801

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/AROW2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V43510-P09248

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ARROW FINANCIAL CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect each of the following three (3) persons as Class B directors for a term of three (3) years, each to serve until their successors have been duly elected and qualified:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Class B

01) David S. DeMarco
02) David G. Kruczlnicki
03) Raymond F. O'Conor

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. To approve, on an advisory basis, a resolution relating to the 2023 executive compensation ("Say-on-Pay").	☐	☐	☐
3. Approval of the Arrow Financial Corporation 2023 Employee Stock Purchase Plan.	☐	☐	☐
4. To ratify the selection of the independent registered public accounting firm Crowe LLP as the Company's independent auditor for the fiscal year ending December 31, 2024.	☐	☐	☐

5. To transact such other business as may properly come before the 2024 Annual Meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document is available at www.proxyvote.com.

V49897-P09248

ARROW FINANCIAL CORPORATION
Annual Meeting of Shareholders
June 5, 2024 10:00 AM EDT
This proxy is solicited by the Board of Directors

The undersigned shareholder(s) of Arrow Financial Corporation, a New York corporation (the "Company"), hereby appoint(s) David Kaiser and Andrew Wise, and each of them acting individually, with full power to act alone, the attorneys-in-fact of the undersigned, with full power of substitution, to vote all the shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held virtually at **www.virtualshareholdermeeting.com/AROW2024**, at 10:00 a.m. EDT on Wednesday, June 5, 2024, and at any adjournment or postponement thereof, with all powers the undersigned would possess if personally present.

The undersigned directs that this proxy be voted as specified on the reverse side. **If no direction is made for a proposal, the proxy will be voted: (a) "FOR" all the Company's director nominees in Proposal 1 and (b) "FOR" Proposals 2, 3 and 4.** This proxy may also be voted, in the discretion of the attorneys-in-fact, on any matter that may properly come before the meeting or any adjournments or postponements thereto. The undersigned hereby revokes any proxies heretofore given to vote upon or act with respect to such stock.

Continued and to be signed on reverse side